Exhibit 10.1

Execution Version

CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

SOURCEHOV TAX, LLC,

MERCO HOLDINGS, LLC,

EXELA TECHNOLOGIES, INC.

AND

GAINLINE SOURCE INTERMEDIATE HOLDINGS LLC

DATED AS OF MARCH 16, 2020

Section 8.11	Amendment	56
Section 8.12	WAIVER OF JURY TRIAL	56
Section 8.13	Jurisdiction and Venue	56
Section 8.14	Remedies	57
Section 8.15	Waiver of Conflicts	57
Section 8.16	Time of Essence	57
Section 8.17	Further Assurances	57

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 16, 2020, is made by and among SourceHOV Tax, LLC, a Texas limited liability company (the “Company”), Merco Holdings, LLC, a Delaware limited liability company (“Seller”), Exela Technologies, Inc., a Delaware corporation (“Exela,” and together with Seller, the “Seller Parties”), and Gainline Source Intermediate Holdings LLC, a Delaware limited liability company (“Buyer”). The Company, the Seller Parties and Buyer shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Article 1.

WHEREAS, Seller is the sole member of the Company and owns beneficially and of record of all of the issued and outstanding equity interests in the Company (referred to herein as the “Interests”);

WHEREAS, prior to the date hereof the Company completed the Reorganization (as defined herein), and accordingly was converted from a Texas corporation to a Texas limited liability company; and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, the Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning set forth in Section 2.4(b)(ii).

“Action” means any action, claim, counterclaim, demand, charge, complaint, suit, or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, whether civil or criminal, whether brought at equity or at law, and whether brought by a Governmental Entity or any other Person, in each case, by or before a Governmental Entity.

“Adjustment Time” means 12:01 a.m. New York time on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Group” means any affiliated, combined or unitary group of companies that are included in a combined tax filing under domestic federal, state, local or foreign law (but, for the avoidance of doubt, not including a Tax filing of a disregarded entity and its sole owner with no other Person).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Basket Amount” has the meaning set forth in Section 7.4(b).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 6.5(b).

“Buyer’s DC Plan” has the meaning set forth in Section 6.5(e).

“Cash and Cash Equivalents” means the aggregate amount of cash, cash equivalents, marketable securities and restricted cash of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601, et seq.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e).

“Closing Statement” has the meaning set forth in Section 2.4(b)(i).

“Closing Working Capital” means the Net Working Capital of the Company as of the Adjustment Time, determined in accordance with Section 2.4(e).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the introductory paragraph to this Agreement, and, for the avoidance of doubt, unless otherwise specifically stated, includes, with respect to all periods (or portions thereof) ending on or prior to the Reorganization, the Company Predecessor.

“Company Indemnified Persons” has the meaning set forth in Section 6.3(a).

“Company IP Agreements” has the meaning set forth in Section 3.12(c).

“Company IP Rights” has the meaning set forth in Section 3.12(a).

“Company Material Adverse Effect” means any change, development, circumstance, effect, event or fact that, individually or in the aggregate, has or would reasonably be expected to have, a material adverse effect upon the condition (financial or otherwise), business, liabilities or results of operations of the Company; provided, however, that, any adverse change, event or effect arising from or related to: (i) conditions affecting the United States economy or any other national or regional economy or the global economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any Law or other binding directives issued by any Governmental Entity, (vi) any existing event or occurrence or circumstance of which Buyer has knowledge as of the date hereof, (vii) any change that is generally applicable to the industries or markets in which the Company operates, (viii) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (viii), (ix) the taking of any action required by this Agreement and the Ancillary Documents or (x) the completion of the transactions contemplated by this Agreement and the Ancillary Documents, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (i) through (vii), such matter shall not be excluded to the extent that it has a disproportionate effect on the Company, relative to other comparable entities operating in the industry in which the Company operates.

“Company Owned Software” has the meaning set forth in Section 3.12(e).

“Company Predecessor” means SourceHOV Tax, Inc., a Texas corporation.

“Company Real Property Lease” means that certain lease agreement, dated as of dated September 19, 2013, between FLDR/TLC Overton Centre, L.P., as landlord, and the Company (as assignee of SourceHOV LLC, an Affiliate of the Company), as amended to date and assigned to the Company pursuant to that certain Assignment and Assumption of Lease, dated as of February 28, 2020, between SourceHOV LLC and the Company.

“Competing Acquisition” has the meaning set forth in Section 6.6(a)(i).

“Competitive Activities” means providing consulting and software services to U.S. tax paying entities, of the type provided by the Company in the year prior to the Closing Date, for the principal purpose of maximizing specialized federal and state tax incentives, including LIFO inventory accounting, research and development tax credits, cost segregation and §179D sustainability deductions.

“Computer Hardware” means any computer hardware, equipment, and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and all network and other communications and telecommunications equipment and peripheral devices the operations of which are dependent upon the execution of Computer Software.

“Computer Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, and program interfaces, whether in source code or object code form and all documentation (including user manuals) relating to any of the foregoing.

“Confidential Information” has the meaning set forth in Section 6.9.

“Confidentiality Agreement” means that certain letter agreement, dated October 17, 2019, by and between Gainline Capital Partners LP and Sourcecorp Legal Inc.

“Continuing Employee” has the meaning set forth in Section 6.5(a).

“Contract” means, with respect to any Person, any contract, purchase order, lease, license, instrument, settlement agreement, or other agreement, commitment, or arrangement, whether written or oral, in each case (i) that is binding on such Person and/or (ii) to which such Person’s assets are subject, in each case, other than any Employee Benefit Plan.

“Credit Agreement” means (i) the First Lien Credit Agreement, dated as of July 12, 2017 (as amended and restated as of July 13, 2018 and April 16, 2019, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) by and among Exela Intermediate Holdings LLC (the “Borrower”), Exela Intermediate LLC, the Lenders from time to time party thereto, Royal Bank of Canada, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders and RBC Capital Markets, Credit Suisse Securities (USA) LLC, Natixis, New York Branch and KKR Capital Markets LLC, as joint lead arrangers and joint bookrunners, (ii) the Collateral Agency and Security Agreement (First Lien), dated as of July 12, 2017 by and among the Borrower, the Company and the other Subsidiaries of the Borrower party thereto from time to time, in favor of the Collateral Agent and (iii) the Subsidiary Guarantee Agreement (First Lien), dated as of July 12, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof) by and among the Company, the other Subsidiaries of the Borrower party thereto from time to time, in favor of the Administrative Agent.

“D&O Tail Policy” has the meaning set forth in Section 6.3(b).

“Disabling Devices” means computer software viruses, time bombs, logic bombs, Trojan horses, trap doors, back doors, ransomware, spyware, adware, scareware, or other computer instructions, intentional devices, or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate, or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data.

“E&O Policy” has the meaning set forth in Section 6.10.

“Employee Benefit Plan” means a written or unwritten plan, policy, program, agreement and arrangement, whether covering a single individual or a group of individuals and whether or not subject to ERISA, that is (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) an equity bonus, equity purchase, stock option, restricted stock, stock appreciation right or other equity-based compensation plan or (iii) any other employment, individual consulting or independent contractor, severance, termination, change of control, retention, deferred-compensation, loan, retirement, profit sharing, pension, retirement, vacation or other paid or unpaid leave, medical or other welfare benefit, disability, bonus, incentive, fringe benefit and any other employee or retiree plan, policy, program, agreement or arrangement, in each case, (x) sponsored, contributed to, entered into or maintained by Seller or any of its Affiliates or any ERISA Affiliate for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of their respective beneficiaries or dependents or (y) under which the Company has any material liability.

“Environmental Laws” means all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is or would have been at any date of determination occurring within the preceding six (6) years, treated as a single employer within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.3(b)(i)(A).

“Escrow Agent” has the meaning set forth in Section 2.3(b)(i)(A).

“Escrow Agreement” has the meaning set forth in Section 2.3(b)(i)(A).

“Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.4(a).

“Excluded Legacy Domain Names” has the meaning set forth in Section 6.7(b).

“Exela Parties” means the Seller Parties and any other Subsidiary of Exela that directly or indirectly holds equity interests in Seller.

“Final Purchase Price” has the meaning set forth in Section 2.4(d)(i).

“Final Tax Allocations” has the meaning set forth in Section 6.1(k).

“Financial Statements” has the meaning set forth in Section 3.4.

“Fraud” means knowing and intentional misrepresentation with respect to any representation or warranty made by the Company in Article 3 or any Seller Party in Article 4, in each case that also constitutes common law fraud.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, and Section 3.16 and the representations and warranties of the Seller Parties contained in Section 4.1, Section 4.3 and Section 4.5.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, breakage costs, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company consisting of: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, letter of credit (but solely to the extent drawn and not paid), or other debt security, in each case, as of such date, (iii) obligations in respect of any financial hedging arrangements or similar agreements, (iv) capitalized lease obligations (but excluding any obligations relating to leased real property), (v) all obligations of another Person that are guaranteed or secured by any of the assets of the Company, but excluding any undrawn amounts under standby letters of credit or similar instruments, or claims, (vi) liabilities owed to the Seller Parties or any of their affiliates with respect to services provided or other costs charged to the Company or its business, solely to the extent such liabilities are not discharged at or prior to the Closing pursuant to the agreements set forth in Section 2.3(a)(ii) or set forth on the Closing Statement, (vii) liabilities for accrued and unpaid Taxes other than income Taxes as of the Closing Date, (viii) liabilities for unpaid amounts due to Company employees in respect of annual bonuses for the year ended December 31, 2019 and (ix) liabilities for the portion of unpaid quarterly bonus amounts for fiscal year 2020 that has been earned through February 29, 2020 (but for the avoidance of doubt, in no event less than two-thirds (2/3) of the quarterly bonus amount earned for the quarter ended March 31, 2020).

“Indemnity Cap” means an amount in cash equal to $220,000.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).

“Information Technology” has the meaning set forth in Section 3.12(f).

“Intellectual Property” means any and all (i) patents and patent applications, including all reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, registered or applied for in the United States and all other nations throughout the world (collectively, “Patents”), (ii) all trademarks, service marks, trade names, brand names, trade dress, domain names and other identifiers of source or goodwill, whether or not registered, together with all translations, adaptations, derivations and combinations of all of the foregoing and all goodwill associated therewith, in the United States and all other nations throughout the world, (collectively, “Trademarks”), (iii) all copyrights, including registrations and applications for registration thereof in the United States and all other nations throughout the world, and including all moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression (collectively, “Copyrights”), (iv) information in any form that derives or would derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”), and (v) any other similar type of proprietary, intellectual or industrial property right.

“Latest Balance Sheet” has the meaning set forth in Section 3.4.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, code, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty.

“Leased Real Property” has the meaning set forth in Section 3.17(a)(ii).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge. For the avoidance of doubt, the term “Lien” shall not be deemed to include any grant of license, covenant not to sue or other rights with respect to Intellectual Property.

“Losses” of a Person means any and all liabilities, direct damages, awards, judgments, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ fees) actually suffered or incurred by such Person.

“Material Channel Relationships” has the meaning set forth in Section 3.20(a).

“Material Contracts” has the meaning set forth in Section 3.6(a)(vi).

“Material Permits” has the meaning set forth in Section 3.9.

“Material Vendors” has the meaning set forth in Section 3.20(b).

“Net Working Capital” means, as of any time, the aggregate amount of current assets and any long-term deposits of the Company as of such time minus the aggregate amount of current liabilities of the Company as of such time, in each case determined in accordance with Section 2.4(e) and as further set forth on Schedule 1.2; provided, however, that (i) in no event shall current assets of the Company include Cash and Cash Equivalents; (ii) in no event shall current assets or current liabilities reflect any Tax assets or Tax liabilities of the Company; (iii) in no event shall current liabilities include annual or quarterly bonus amounts accruals; and (iv) in no event shall current liabilities of the Company include (A) Seller Expenses to the extent paid on or prior to the Closing Date, (B) Closing Indebtedness as of the Closing Date and (C) deferred revenue.

“Objection” has the meaning set forth in Section 2.4(b)(ii).

“Objection Notice” has the meaning set forth in Section 2.4(b)(ii).

“Open Source Software” means Computer Software which is licensed pursuant to a license recognized by the Open Source Initiative (opensource.org/) as an open source license or any substantially similar licensing model.

“Owned Intellectual Property” has the meaning set forth in Section 3.12(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Permitted Liens” means (i) (A) statutory and/or common law mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of the Company’s business consistent with past practice, in each case for amounts that are not yet delinquent or are being contested in good faith and (B) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, in each case within this clause (i) with respect to which an appropriate reserve has been included in the Financial Statements, as and where applicable in accordance with GAAP, (ii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) arising in the ordinary course of the Company’s business consistent with past practice that do not individually or in the aggregate materially interfere with the Company’s present uses or occupancy of such real property, (iii) Liens that do not impair the use or value of the assets to which they relate, (iv) Liens to be granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (vi) Liens described on Schedule 1.1, (vii) Liens imposed under applicable Law, including federal, state or foreign securities Laws, (viii) pledges or deposits to secure (A) obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations and (B) the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case within this clause (ix) incurred in the ordinary course of the Company’s business consistent with past practice if the obligations secured by such pledges or deposits are not delinquent and (x) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means any data that constitutes personal information, personally identifiable information or personal data under applicable Laws as well as data that identifies or can be used to identify individuals either alone or in combination with other information which is in the possession of Seller, including an individual’s name, address, phone number, username and password, social security number or other government-issued number, financial account number, date of birth, e-mail address, or other health information or account information, or any other information that can be used to contact someone or serve them with information online or offline (including identifiers used to engage in interest-based advertising) or other information that is regulated by one or more Privacy Laws.

“Pre Closing Tax Period” shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Privacy Contracts” mean all provisions of agreements between the Company and any Person that are applicable to the creation, collection, obtaining, tracking, retention, storage, processing, sharing, transmission, security, confidentiality protection, use and/or disclosure of Personal Information, including, without limitation, all such contracts required in the provision of any deliverables or services to third parties.

“Privacy Laws” mean any Laws that relate to and/or address privacy, security, data use, consumer tracking, consumer targeting, data protection and destruction, data breach notification or data transfer issues, including, without limitation, as applicable to the Company, the California Consumer Privacy Act, the Gramm-Leach-Bliley Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, 2-1 C.M.R. 17.00 et. seq., and all current and former implementing Laws, rules, regulations, applicable industry regulations and guidelines, and any applicable foreign laws, including laws, regulations and/or guidance implementing the Data Protection Act 1998 and EU Directives 95/46/EC, 2002/58/EC and 2009/136/EC.

“Privacy Notices” has the meaning set forth in Section 3.12(k).

“Privacy Requirements” has the meaning set forth in Section 3.12(h).

“Proposed Tax Allocations” has the meaning set forth in Section 6.1(k).

“Purchase Price” means (i) $40,021,500, plus (ii) the amount of Cash and Cash Equivalents, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, and minus (vi) the amount of any Seller Expenses.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy issued to Buyer in connection with the transactions contemplated by this Agreement.

“Real Property Lease” means any lease, sublease, license or sublicense pursuant to which the Company, as tenant, subtenant, licensee or sublicensee thereunder, leases, subleases, licenses or sublicenses real property.

“Releasing Party” has the meaning set forth in Section 6.8.

“Reorganization” means the conversion of the Company Predecessor into a Texas limited liability company.

“Restricted Area” means the United States of America.

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date.

“Securities Act” has the meaning set forth in Section 5.6.

“Securities Measures” has the meaning set forth in Section 3.12(i).

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Affiliated Group Returns” has the meaning set forth in Section 6.1(a).

“Seller Expenses” means, without duplication, the collective amount due and payable by the Company as of the Closing Date (i) for all fees and expenses of Willkie Farr & Gallagher LLP, Raymond James and any other consultants or advisors that are incurred by the Company or by or on behalf of Seller (to the extent such amounts are a liability of the Company) in connection with the consummation of the transactions contemplated by this Agreement; and (ii) with respect to any amounts (plus any associated withholding Taxes or the employer portion of any employment Taxes required to be paid by the Company with respect thereto) which the Company is obligated to pay, under any bonus, success, “change of control”, termination, salary continuation, retention, severance or other similar plan, agreement or arrangement, in each case, that is or becomes payable solely as a result of the consummation of the transactions contemplated hereby; provided that in no event shall “Seller Expenses” include any of the foregoing payments that are (x) paid by the Seller or by the Company prior to the Adjustment Time, (y) payable at the direction of the Buyer or its Affiliates, or (z) payable pursuant to an agreement or other arrangement entered into at the direction of the Buyer or its Affiliates (other than the Company).

“Seller Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller’s Knowledge” means the knowledge of Erik Mengwall, Chris Henderson, Deborah Roth, Chris Hitselberger and Karen Emerick, assuming reasonable inquiry.

“Straddle Periods” has the meaning set forth in Section 6.1(a).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $1,600,000.

“Tax” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to Tax in respect of the foregoing (whether disputed or not) or (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations §1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Contest” has the meaning set forth in Section 6.1(g).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Unscraped Representations” means the representations and warranties set forth in Section 3.4, Section 3.6(a), Section 3.7(a)(i), Section 3.10(a) and Section 4.2.

“WARN Act” means the federal Workers Adjustment and Retraining Notification Act of 1988, as amended, and any similar state law.

“Working Capital Escrow Amount” has the meaning set forth in Section 2.3(b)(i)(A).

ARTICLE 2

PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Interests in exchange for the Purchase Price. The Purchase Price will be estimated prior to the Closing Date and subject to post-Closing adjustments as provided in Section 2.4.

Section 2.2            Closing of the Transactions Contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., New York time, on the date hereof (the “Closing Date”) at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Buyer and Seller. In the event the Closing occurs, the Closing shall be deemed effective, and the events scheduled for the Closing Date herein shall be deemed to occur simultaneously, as of 12:01 a.m. New York Time on the Closing Date.

Section 2.3            Deliveries at the Closing.

(a)               Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)                 a duly executed Assignment of Membership Interests in the form attached hereto as Exhibit D;

(ii)              letter agreements or other documentation evidencing the termination (without any further obligation of the part of the Company) of the Contracts, transactions and other relationships set forth on Schedule 2.3(a)(ii);

(iii)            a certificate of good standing or analogous status of the Company (or, for the avoidance of doubt, the Company Predecessor) in its jurisdiction of organization and in each jurisdiction where it is qualified to do business as a foreign entity, dated not more than ten (10) days prior to the Closing Date;

(iv)             copies of (A) the Company’s certificate of formation and (B) the certificate of formation filed by the Company in connection with the Reorganization, in each case certified by the Secretary of State of Texas;

(v)               a certificate of a secretary or other authorized officer of Seller certifying as to (i) the Company’s Governing Documents, (ii) the Seller’s Governing Documents, (iii) the resolutions duly adopted by all requisite Persons on Company’s behalf authorizing and approving this Agreement, each Ancillary Document to which it is or is proposed to be a party, and the consummation of the transactions contemplated hereby and thereby, (iv) the resolutions duly adopted by all requisite Persons on Seller’s behalf authorizing and approving this Agreement, each Ancillary Document to which it is or is proposed to be a party, and the consummation of the transactions contemplated hereby and thereby, (v) an incumbency setting forth the names, titles, and signatures of Persons authorized to execute and deliver on the Company’s behalf this Agreement and each Ancillary Document to which it is or is proposed to be a party; and (vi) an incumbency setting forth the names, titles, and signatures of Persons authorized to execute and deliver on the Company’s behalf this Agreement and each Ancillary Document to which it is or is proposed to be a party;

(vi)             a certificate of a secretary or other authorized officer of Exela certifying as to (i) the resolutions duly adopted by all requisite Persons on Exela’s behalf authorizing and approving this Agreement, each Ancillary Document to which it is or is proposed to be a party, and the consummation of the transactions contemplated hereby and thereby, and (ii) an incumbency setting forth the names, titles, and signatures of Persons authorized to execute and deliver on Exela’s behalf this Agreement and each Ancillary Document to which it is or is proposed to be a party;

(vii)          written resignations of each of the officers of the Company set forth on Schedule 2.3(a)(vii);

(viii)        the transition services agreement in the form attached hereto as Exhibit A (the “Transition Services Agreement”), duly executed by Seller;

(ix)             the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(x)               a certificate from Seller, meeting the requirements prescribed by Treasury Regulations promulgated under Code section 1445, stating that Seller’s sole member is not a “foreign person” within the meaning of Code section 1445;

(xi)             a properly completed and executed IRS Form W-9 from Seller’s sole member; and

(xii)          the Confirmation of Release in the form attached as Exhibit B, duly executed by the Company, Exela Intermediate LLC and Royal Bank of Canada as Administrative Agent and Collateral Agent under the Credit Agreement, together with the termination statement on Form UCC-3 referenced therein in form ready for filing.

(b)               Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller :

(i)                 Buyer shall pay the Purchase Price and such other amounts by:

(A)             depositing $720,000 (such amount, the “Escrow Amount”) into an escrow account (the “Escrow Account”) to be established and maintained by J.P. Morgan Chase Bank, National Association (the “Escrow Agent”) pursuant to an escrow agreement in the form of Exhibit C attached hereto (the “Escrow Agreement”), to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent. A portion of the Escrow Amount equal to $220,000 shall be designated as the “Indemnity Escrow Amount and the remaining portion of the Escrow Account, equal to $500,000, shall be designated as the “Working Capital Escrow Amount”. The Working Capital Escrow Amount shall serve solely as security for, and a source of payment of, Seller’s obligations pursuant to Section 2.4(d)(ii), if any, and the Indemnity Escrow Amount shall serve solely as security for and a source of payment of the Seller Parties’ obligations pursuant to Article 7, if any;

(B)              paying to the holders of obligations constituting Closing Indebtedness, all such Closing Indebtedness that is required to be paid at Closing by virtue of the consummation of the transactions contemplated hereby; and

(C)              paying to Seller an amount equal to the Estimated Purchase Price minus the Escrow Amount.

(ii)              Buyer shall deliver a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;

(iii)            Buyer shall deliver the Escrow Agreement, duly executed by Buyer;

(iv)             Buyer shall deliver the Transition Services Agreement duly executed by Buyer; and

(v)               the Company shall pay all Seller Expenses in accordance with payment instructions delivered by Seller to Buyer.

All payments made by Buyer pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to the accounts specified by Seller in writing prior to the date hereof.

Section 2.4            Purchase Price.

(a)               Estimated Purchase Price. Attached hereto as Schedule 2.4(a) is a statement (the “Estimated Closing Statement”) setting forth Seller’s good faith estimates of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates. The Estimated Closing Statement and the determinations and calculations contained therein have been prepared in accordance with this Agreement, including Section 2.4(e).

(b)               Determination of Final Purchase Price.

(i)                 As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Cash and Cash Equivalents, Closing Working Capital, Closing Indebtedness and Seller Expenses, together with a calculation of the Purchase Price based thereon. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.4(e). To the extent the Closing Statement reflects a proposed final Purchase Price that is equal to or exceeds the Estimated Purchase Price, then within three (3) Business Days after Seller’s receipt of the Closing Statement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the full amount of the Working Capital Escrow Amount to Seller. To the extent the Closing Statement reflects a proposed final Purchase Price that is less than the Estimated Purchase Price, but such shortfall is less than the Working Capital Escrow Amount, then within three (3) Business Days after Seller’s receipt of the Closing Statement, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to Seller an amount of the Working Capital Escrow Amount equal to the difference between the Working Capital Escrow Amount and such shortfall.

(ii)               Within thirty (30) days following receipt by Seller of the Closing Statement, Seller shall deliver written notice (an “Objection Notice”) to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. Any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Seller does not timely deliver an Objection Notice with respect to the Closing Statement within such thirty (30) day period, the Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such thirty (30) day period, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Seller, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Seller delivers an Objection Notice, then Buyer and Seller shall jointly engage Ernst & Young LLP (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.4(e) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). Buyer and Seller shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Closing Statement and the Objection Notice) within such thirty (30) day period. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties. The fees and disbursements of the Accounting Firm shall be allocated to Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by Seller (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted, if any, and the balance shall be paid by Buyer. Buyer and Seller shall enter into an engagement letter with the Accounting Firm promptly after its retention, which includes customary indemnification and other provisions.

(c)               Access. Buyer shall, and shall cause the Company to, make its financial records, accounting personnel and advisors available to Seller, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Seller and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement.

(d)               Adjustments.

    (i)                 If the Purchase Price as finally determined pursuant to Section 2.4(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, Buyer shall, or shall cause the Company to, pay to Seller an amount equal to such excess by wire transfer of immediately available funds within three (3) Business Days after the date on which the Final Purchase Price is finally determined. In addition, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the Working Capital Escrow Amount to Seller.

    (ii)                If the Final Purchase Price is less than the Estimated Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Buyer a portion of the remainder of the Working Capital Escrow Amount then held in escrow equal to such shortfall, and (A) if such shortfall exceeds the remainder of the Working Capital Escrow Amount then held in escrow, Seller shall pay to Buyer the amount of such excess by wire transfer of immediately available funds, or (B) if the amount of such shortfall is less than the remainder of the Working Capital Escrow Amount then held in escrow, disburse the remaining portion of the Working Capital Escrow Amount to Seller. The Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the applicable portion(s) of the Working Capital Escrow Amount to Buyer and Seller, as applicable, pursuant to this Section 2.4(d)(ii).

(e)               Accounting Procedures. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated for the Company in accordance with this Agreement (including the definitions of Indebtedness and Net Working Capital herein) and GAAP and, to the extent consistent with this Agreement (including, without limitation, the definitions of Indebtedness and Net Working Capital herein) and GAAP, using the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the Latest Balance Sheet, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall follow the defined terms contained in this Agreement; and (iii) shall expressly exclude those principles and practices described on Schedule 2.4(e).

Section 2.5               Withholding. Any Party to this Agreement, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Law. To the extent that amounts are so withheld by any Party to this Agreement, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made; provided that the Parties acknowledge that no such withholding is applicable to payments of the Purchase Price under this Agreement if the Seller delivers the certificates described in Sections 2.3(a)(x) and (xi), and absent a change in applicable Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows:

Section 3.1                 Organization and Qualification; Subsidiaries.

(a)               The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Company has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted.

(b)               The Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, which jurisdictions are set forth on Schedule 3.1(b), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2                 Capitalization of the Company.

(a)               The Interests comprise all of the Company’s authorized membership interests that are issued and outstanding, and the Interests have been duly authorized and validly issued and are fully paid and non-assessable. There are outstanding (i) no other equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for, at any time, equity securities of the Company, (iii) no options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company and (iv) no phantom equity interests or equity appreciation plans relating to the securities or other equity interests of the Company.

(b)               The Company has no Subsidiaries, and without limiting the foregoing, does not, directly or indirectly, own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

Section 3.3                Authority. The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement and each Ancillary Document to which the Company is a party has been duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is a party has been duly and validly authorized, executed and delivered by Buyer), enforceable against the Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4               Financial Statements. Attached hereto as Schedule 3.4 are true and complete copies of the unaudited balance sheets of the Company as of December 31, 2019 (the “Latest Balance Sheet”), 2018 and 2017, and the related unaudited statements of income and cash flows for the years then ended (such financial statements, the “Financial Statements”). The Financial Statements, including the notes thereto, as applicable, (i) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject to the absence of footnotes and normal year-end adjustments and (ii) are consistent with the Company’s books and records (which books and records are complete and correct in all material respects), and (iii) fairly present, in all material respects, the financial position of the Company as of the dates thereof and its results of operations for the periods then ended (subject to the absence of footnotes and normal year-end adjustments).

Section 3.5                 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party or the consummation by the Company of the transactions contemplated hereby, except for (i) those set forth on Schedule 3.5 and (ii) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is a party nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract or Material Permit to which the Company is party, (c) violate any Law, writ, injunction or decree of any Governmental Entity having jurisdiction over the Company or any of its properties or assets or (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of the Company.

Section 3.6                 Material Contracts.

(a)               Except for this Agreement and except for Employee Benefit Plans and any Real Property Leases, as of the date of this Agreement, other than those Contracts set forth on Schedule 3.6(a) (which shall be organized by subsection to conform to each clause below) the Company is not a party to or bound by any:

(i)               Contract relating to Indebtedness or undrawn letters of credit;

(ii)              lease or other Contract under which the Company is lessee of or holds or operates any tangible property, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iii)            lease or agreement under which the Company is lessor of or permits any third party to hold or operate any tangible property, owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv)            Contract that relates to any disposition or acquisition of assets or properties by the Company or any material merger or business combination with respect to the Company;

(v)              Contracts containing most favored nations or most favored customer provisions;

(vi)             Contract under which the Company: (A) is bound by any non-competition, non-solicitation (other than customer employee non-solicitation covenants), or non-hire provisions, or any other provisions restricting its right to engage in any line of business or provide any goods or services; (B) has granted any exclusive rights or any options therefor relating to any material portion of its business; (C) is the exclusive provider of services, goods or other products to any counterparty for any period; or (D) has granted any rights of first offer or refusal relating to any material portion of its business;

(vii)          Contract under which employees, officers, directors or independent contractors of the Company are bound by non-competition and non-solicitation covenants;

(viii)          Contract under which the Company has advanced or loaned any amount to any of its current or former equity holders, directors, managers, officers, employees, independent contractors or other service providers (other than advancement of expenses in the ordinary course of business consistent with past practice);

(ix)             Contract under which the Company has or will have any minimum purchase obligations requiring purchases in an amount that would reasonably be expected to exceed in the twelve months following the Closing Date $100,000 individually for such Contract (including any such Contract that contains a penalty or “take-or-pay” provision for failure to purchase such amount);

(x)              Contract with any Governmental Entity; and

(xi)             other Contract (other than any Employee Benefit Plan) that involves the expenditure, payment or receipt of more than $100,000 annually and is not terminable by the Company without penalty on notice of 60 days or less (collectively, the “Material Contracts”).

(b)               Each Material Contract is valid and binding on the Company and enforceable in accordance with its terms against the Company and, to the Seller’s Knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company is not (and, to the Seller’s Knowledge, no other party to any such Material Contract is) in material breach of or default under any Material Contract, with or without the lapse of time or the giving of notice or both. Since December 31, 2018, no other party to any Material Contract has materially reduced or otherwise materially adversely modified the business conducted under such Material Contract, has communicated in writing (or, to Seller’s Knowledge, communicated orally to the Company) threatening or stating its intention to terminate such Material Contract, or has provided written notice (or, to Seller’s Knowledge, communicated orally to the Company) claiming a breach of or default under, or repudiating any material provision of, such Material Contract.

Section 3.7             Absence of Changes; Undisclosed Liabilities.

(a)            During the period beginning on December 31, 2018 and ending on the date of this Agreement, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) the Company has conducted its business in the ordinary course substantially consistent with past practices.

(b)           Without limiting the provisions of Section 3.7(a), since December 31, 2018, except for items listed on the Schedules to this Agreement or in connection with or as contemplated by the Reorganization, the Company has not:

(i)               amended its Governing Documents;

(ii)             (A) issued or otherwise transferred any of its equity securities, (B) redeemed or otherwise acquired any of its equity securities, or (C) split, combined, or reclassified any of its equity securities;

(iii)            (A) acquired (by merger, consolidation, acquisition of stock or assets, or otherwise) any entity or business or division thereof (or otherwise acquired any assets) for consideration in excess of $100,000, other than in the ordinary course of the Company’s business) or (B) transferred or assigned (or suffered any damage, destruction, or loss of, whether or not coverage by insurance) any assets with an aggregate value in excess of $100,000, other than transfers or assignments in the ordinary course of the Company’s business;

(iv)            (A) made any change in the financial accounting, Tax accounting, Tax reporting, or cash or working capital management (including the management of inventory and the timing of collection of receivables, payment of payables, accrual of expenses, and deferral of revenue) principles, methods, or practices used by it (including with respect to the methods used to calculate any reserves and contingencies), except to the extent required by a change in applicable Law or GAAP, (B) accelerated the collection of any accounts receivable, rights, claims, or other amounts owed to it, other than with respect to amounts that do not in the aggregate exceed $50,000, or (C) cancelled, postponed, or extended the payment of any accounts payable, liabilities, or other amounts owed by it, other than with respect to amounts that do not in the aggregate exceed $50,000;

(v)              loans made to, or entry into any other transaction with, any of the Company’s current or former directors, officers, employees, independent contractors or other service providers;

(vi)             recognized any union or other labor organization, certificated any collective bargaining or similar contract, entered into any collective bargaining or similar contracts, been appraised of or opposed any union organizing campaign, settled any material grievances or unfair labor practice charges, filed any unfair labor practice charges, or taken any other action similar to the foregoing, in each case, with respect to the Company or its current or former employees;

(vii)           granted any increase in the compensation or benefits of any current or former director, officer, employee or independent contractor of the Company other than in the ordinary course of business, or extended employment to, or hired, any employee or officer providing annual compensation in excess of $100,000 or terminated any such employee or officer;

(viii)           implemented any employee layoffs that could implicate the WARN Act;

(ix)              made any loans, advances, capital contributions, capital expenditures, or charitable or political contributions or pledges, in an aggregate amount for all cases in excess of $100,000;

(x)              initiated any Action, or settled, had dismissed, or otherwise resolved any Action brought by or against it other than in the ordinary course of business consistent with past practice;

(xi)            suffered or entered into any termination, revocation, suspension, nonrenewal, abandonment, material amendment, or material breach of any of its Material Permits, Material Contracts, Real Property Leases, registered Company IP Rights (except in the course of prosecution thereof), or insurance policies;

(xii)            (A) made, revoked, or amended any Tax election, (B) executed any waiver of restrictions on assessment or collection of any Tax, (C) agreed to any extension of time with respect to a Tax assessment or deficiency, (D) entered into or amended any agreement or settlement with any Tax authority, or (E) failed to file any income or other material Tax Return required to be filed by it when due, or to pay any Taxes (including estimated Taxes) when due on any such Tax Return (or any Tax Return for which an extension has been granted) or otherwise;

    (xiii)        cancelled, waived, or released, or written off any accounts receivable, rights, claims, or other amounts owed to it, or modified its credit, collection, or payment policies, in all cases other than in the ordinary course of the Company’s business with respect to amounts that do not in the aggregate exceed $100,000;

    (xiv)         taken any other action, or failed to take any action, outside the ordinary course of the Company’s business; or

    (xv)           entered into any Contract to take, or adopted any corporate or other resolution authorizing or approving, any of the foregoing actions.

(c)               The Company has no liability or obligation of any kind whatsoever in existence, whether accrued, contingent, absolute or otherwise, of any nature, and no event has occurred or circumstance exists that would reasonably be expected to give rise to, or that would serve as a reasonable basis for, any such liabilities or obligations, except for: (i) liabilities and obligations as reflected or reserved against in the Latest Balance Sheet (including in any of the notes thereto, if any), (ii) liabilities and obligations that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practices, (iii) Seller Expenses, (iv) liabilities and obligations disclosed in this Agreement or in the Schedules hereto, including without limitation as set forth on Schedule 3.7(b) or (v) liabilities that do not in the aggregate exceed $25,000.

Section 3.8                 Litigation. As of the date of this Agreement, there is currently, and since December 31, 2016, there has been, no Action pending or, to Seller’s Knowledge, threatened in writing or under investigation against, or otherwise materially affecting, the Company before any Governmental Entity. The Company is not subject to any outstanding order, writ, injunction, decree or settlement agreement as of the date hereof.

Section 3.9                 Compliance with Applicable Law.

(a)               The Company holds all material permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (the “Material Permits”). All Material Permits are set forth on Schedule 3.9. The Company is not in default or violation of any Material Permit to which it is a party.

(b)               The Company is, and has been at all times since December 31, 2016, in compliance in all material respects with all applicable Laws. The Company has not, since December 31, 2016, (A) received any written notice (or, to Seller’s Knowledge, any oral communication to the Company) from any Governmental Entity regarding any actual or alleged violation by the Company or any director, manager, officer, employee, or independent contractor thereof acting in its capacity as such of any Law, or regarding any actual or potential investigation of the same, or (B) conducted its own material internal investigation, or made any voluntary disclosure to any Governmental Entity, with respect to any actual or suspected violation by the Company or any director, manager, officer, employee, or independent contractor thereof acting in its capacity as such of any Law.

Section 3.10               Employee Plans.

(a)               Schedule 3.10(a) contains a correct and complete list of each material Employee Benefit Plan as of the date hereof. With respect to each material Employee Benefit Plan, Seller has provided or made available to Buyer true and complete copies of: (x) such Employee Benefit Plan, if written, or a description of such Employee Benefit Plan, if not written and (y) to the extent applicable to such Employee Benefit Plan: (i) all material trust agreements, insurance contracts or other funding arrangements; (ii) the three most recent Form 5500 (including all schedules thereto) required to have been filed with the Internal Revenue Service and all schedules thereto; (iii) the most recent Internal Revenue Service determination letter; (iv) all current employee handbooks or manuals; (v) all current summary plan descriptions; (vi) all material communications received from or sent to the Internal Revenue Service or the Department of Labor (including a written description of any oral communication) within the last calendar year; and (vii) all amendments and modifications to any such document.

(b)               Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and, to Seller’s Knowledge, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan. Except as would not reasonably be expected to result in any material liability of the Company, (i) each Employee Benefit Plan has been operated, established and administered in compliance with the terms of such Employee Benefit Plan and applicable Law, including ERISA and the Code, (ii) all contributions (including all employer contributions and employee salary reduction contributions) required to be made to any Employee Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, have been timely made or paid in full and (iii) there are no pending or, to Seller’s Knowledge, threatened Actions (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trusts related thereto.

(c)               No Employee Benefit Plan is or was within the past six years (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, (iii) subject to Sections 412 or 302 of the Code or Title IV of ERISA, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits, or (vi) a welfare benefit plan that is self-insured. No material liability (including as a result of any indemnification obligation) under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate and, to the Seller’s Knowledge, no event has occurred and no condition exists that would reasonably be expected to result in the Company incurring a material liability under Title IV of ERISA. No material liability under Title I of ERISA has been incurred by the Company or any ERISA Affiliate that remains unsatisfied.

(d)               There has been no prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code with respect to any Employee Benefit Plan that would reasonably be expected to result in a material liability to the Company and for which an exemption is not available. To the Seller’s Knowledge, no fiduciary, as described in Section 3(21) of ERISA, of any Employee Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan.

(e)               Neither Seller nor the Company maintains, sponsors, contributes or has any obligation to contribute to, or has any liability or would reasonably be expected to have any liability with respect to, any Employee Benefit Plan providing health or life insurance or other welfare-type benefits following termination of employment to any former, current or future retired or terminated employees (or any spouse or other dependent thereof) of the Company other than as mandated by the group health plan continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and of any similar state Law or at the sole expense of the participant or the participant’s spouse or dependent.

(f)                The Company do not have, and would not reasonably be expected to have, any material liability for Taxes under Sections 4975 through 4980 or Sections 4980B through 4980H of the Code.

(g)               Except as set forth on Schedule 3.10(g), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or independent contractor of the Company to any severance pay, change in control payments or any other payment from the Company, (ii) accelerate the time of payment or vesting of benefits or materially increase the amount of other compensation due to any such individual from the Company, (iii) require any contributions or payments to fund any obligations under any Employee Benefit Plan that would result in any liability to the Company, or cause the Company to transfer or set aside any assets to fund any Employee Benefit Plan, (iv) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan, or (v) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available and that would result in a material liability to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) give rise to any payment (or acceleration of vesting of any amount or benefit) that will fail to be deductible for U.S. federal income tax purposes by the Company as an “excess parachute payment” by virtue of Section 280G of the Code.

(h)               Neither the Company nor any current or former employee or consultant thereof has incurred any material liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code, and no condition exists that would reasonably be expected to subject such Person to any material liability (including as a result of any indemnification obligation) arising out of or related to Section 409A of the Code. The Company is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of Taxes imposed by Sections 409A(a)(1)(B) or 4999 of the Code.

(i)                 Seller and the Company have no legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan that would be reasonably expected to result in material liabilities to the Company, except as may be required by applicable Law.

Section 3.11               Environmental Matters.

(a)               The Company is, and since December 31, 2016 has been, in material compliance with all Environmental Laws. Without limiting the generality of the foregoing, the Company holds and is in material compliance with all permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(b)               There are not currently, and there have not been since December 31, 2016, any Actions pending (or, to Seller’s Knowledge, threatened) against the Company (or, to Seller’s Knowledge, against any other Person with respect to any Leased Real Property), regarding any alleged or actual violation of, liability under, or investigatory, remedial, corrective, or other obligations accruing under, any Environmental Laws. The Company has not since December 31, 2016 received any notice from any Governmental Entity regarding any alleged or actual violation of, liability under, or investigatory, remedial, corrective, or other obligations accruing under, any Environmental Laws, whether relating to the Company or any other Person with respect to any Leased Real Property.

(c)               None of the Leased Real Property is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA or any similar state list.

Section 3.12                Intellectual Property.

(a)               The Company owns, licenses or otherwise has the right to use all of the Intellectual Property necessary for the conduct of the business of the Company as currently conducted (collectively, the “Company IP Rights”); provided that the foregoing shall not be deemed to be a representation or warranty regarding the infringement, violation, misappropriation or dilution of third party Intellectual Property rights. Schedule 3.12(a) sets forth a complete and accurate list of each of the following (i) issued or pending applications to issue Patents, (ii) registered or pending applications to register Trademarks and material unregistered Trademarks, (iii) registered Copyrights and material unregistered Copyrights relating the products and services offered by the Company, (iv) Internet domain names, and (v) social media accounts, in each case, used by the Company and not subject to any inbound license permitting the use of third party Intellectual Property or relating to any Intellectual Property available in the public domain (all of the foregoing, together with Trade Secrets and other unregistered Trademarks and Copyrights used by the Company and not subject to any inbound license permitting the use of third party Intellectual Property or relating to any Intellectual Property available in the public domain, the “Owned Intellectual Property”); provided that the foregoing shall not be deemed to be a representation or warranty regarding the infringement, violation, misappropriation or dilution of third party Intellectual Property rights. The Company owns all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens, except Permitted Liens. All Owned Intellectual Property that are registered, filed or applied for with any Governmental Entity, including all such items listed in Schedule 3.12(a), are in good standing, subsisting and, solely with respect issued or registered items included therein, valid and enforceable.

(b)               There is not pending against the Company any claim by any third party contesting the use or ownership, or validity or enforceability of any material Owned Intellectual Property, or alleging that the Company is infringing any Intellectual Property rights of a third party, and there are no claims pending that have been brought by the Company against any third party alleging infringement of any Owned Intellectual Property rights. The conduct of the business of the Company as currently conducted does not infringe, violate, misappropriate or dilute any Intellectual Property rights of any third party and (ii) to the Seller’s Knowledge, no third party is infringing, violating, misappropriating or diluting any Owned Intellectual Property.

(c)                Schedule 3.12(c) sets forth a list of all material agreements pertaining to Company IP Rights, other than: (i) any clickwrap, shrink wrap, or webwrap agreements, commercially available software that has not been modified from its commercially available version, or other similarly licensed materials, in each case, for which the Company pays annual fees of no more than $100,000; and (ii) non-exclusive licenses granted by the Company in the ordinary course of business (collectively, the “Company IP Agreements”). Other than under an outbound license disclosed in Schedule 3.12(c) or described in clause (ii) of the preceding sentence, no Person has any rights in or to any Owned Intellectual Property including through grant of any option, license, assignment or agreement of any kind. The Company is not in default under any Company IP Agreement, and to the Seller’s Knowledge, no other party is in default thereunder. All Company IP Agreements are valid and enforceable, and are in full force and effect. Except as set forth on Schedule 3.12(c), the Company will not, as a result of the execution and delivery of this Agreement, be in default under any Company IP Agreement.

(d)               The Company has taken commercially reasonable steps to maintain the confidentiality of all Owned Intellectual Property constituting Trade Secrets or other Company confidential information, and, to the extent contractually obligated to do so, the Trade Secrets of others in its possession or under its control. To the Seller’s Knowledge, there has been no misappropriation of any such Trade Secrets by any Person. No such Trade Secret has been authorized to be, or to the Seller’s Knowledge, has actually been used by or disclosed to or discovered by any Person except pursuant to a valid and appropriate written non-disclosure, assignment or license agreements or to Person’s subject to fiduciary or other legal obligations of confidentiality, which, to the Seller’s Knowledge, have not been breached.

(e)               All Owned Intellectual Property that consists, in whole or in part, of Computer Software (“Company Owned Software”): (i) do not contain any Disabling Devices; (ii) do not contain any errors or defects that, individually or in the aggregate, have caused, or can be reasonably expected to cause the Company or any licensee therefor any material harm, and (iii) have not suffered from any material or recurring malfunctions. No Company Owned Software which is licensed or distributed by the Company contains any Open Source Software that is subject to a license that requires the Company to license or disclose any source code to such Company Owned Software. The Company possesses a current, accurate and complete copy of the source code to all of the Company Owned Software that constitutes or is included in any current product or service of the Company, and no other Person has a copy of the source code or any portion thereof, of any Company Owned Software, other than employees, consultants and contractors engaged by the Company to develop or maintain Company Owned Software or as set forth in Schedule 3.12(e). The Company has in place and complies with protocols and procedures designed to protect Company Owned Software from disclosure to unauthorized Persons, including maintaining, to the Seller’s Knowledge, a secure source code repository. The Company has in place and complies with commercially reasonable procedures for tracking access to, development and use of Company Owned Software by its own personnel and any other Person. The Company has not provided nor is it obligated under any agreement to which it is a party to provide the source code for any of Company Owned Software to any other Person other than employees, consultants and contractors engaged by the Company to develop or maintain Company Owned Software.

(f)                All Computer Software, databases, compilations, Computer Hardware, microprocessors, networks, firmware and other information technology and communications equipment used in connection with the operations of the Company’s business (collectively, the “Information Technology”) is either owned by, or leased or licensed to, the Company. All of the Information Technology owned by the Company is held by the Company as the sole, legal and beneficial owner and is held free and clear of Liens other than Permitted Liens. Schedule 3.12(f) lists all material agreements by or through which other Persons grant the Company rights or interests in or to any of the Information Technology for which the Company pays annual fees of more than $100,000. The Company has provided Buyer with true and complete copies of all such material agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each agreement by or through which other Persons grant the Company rights or interests in or to any of the Information Technology is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of breach or default of or any intention to terminate, any agreements by or through which other Persons grant the Company rights or interests in or to any of the Information Technology.

(g)               The Company has in place and maintains in effect reasonable redundancy, business continuity and disaster recovery plans, procedures and facilities appropriate for the nature of the risks associated with its business.

(h)               The Company is in compliance in all material respects with all applicable Privacy Laws, Privacy Notices, and Privacy Contracts (collectively, the “Privacy Requirements”), and has collected, processed, stored, maintained, transferred, disclosed, secured, shared, or otherwise used Personal Information in compliance in all material respects with all applicable Privacy Requirements.

(i)                 The Company has in place, maintains, and complies with anti-virus and malware protection, and administrative, physical and technical security measures and safeguards designed to protect business data and Personal Information it receives, collects and processes against illegal or unauthorized access, disclosure or use in a manner violative of Law, applicable industry standards or guidelines, or the privacy rights of third parties, as applicable, in each case consistent with commercially reasonable practices (collectively, the “Security Measures”). Except as set forth in Schedule 3.12(i), to the Seller’s Knowledge, no unauthorized Person has gained access to, received or made any use of Personal Information collected by or on behalf of, processed or received by the Company.

(j)                 Since the date that is twelve (12) months prior to the date hereof, the Company (i) has caused or permitted an audit of all Computer Hardware used in the conduct of its business (whether its own or of its service providers) and of the Security Measures (e.g., SSAE16, SOC 1 or SOC 2) to be conducted by an independent third party specializing in information security, a complete and correct audit report prepared as a result of which audit has been made available to Buyer; (ii) has in place and maintains commercially reasonable monitoring programs designed to detect intrusions into its systems or attempts to obtain access to business data or Personal Information; and (iii) has conducted or engaged an experienced third party to conduct penetration testing to identify vulnerabilities in its systems and procedures and the Security Measures. Except as set forth on Schedule 3.12(j), no material or “critical” vulnerabilities were identified in any such audit, review or testing, or during such monitoring, and all vulnerabilities identified during such activities have been addressed.

(k)               The Company has published all privacy policies and notices (collectively, “Privacy Notices”) that it is required to post pursuant to applicable Law, is in compliance in all material respects with its currently posted Privacy Notices, such Privacy Notices contain all information and disclosures as required by applicable Law and are accurate and truthful in all material respects. The Company has not received any complaint from any Person (including any Governmental Entity), and is not a party to any Action, related to the collection, use, storage, distribution, transfer, or disclosure of, or unauthorized access to, Personal Information.

Section 3.13               Labor Matters.

(a)               The Company is not a party to or currently negotiating any collective bargaining agreement or other labor union contract applicable to the employees of the Company and, to the Seller’s Knowledge, there are not any activities and proceedings of any labor union to organize any such employees. (i) There is no unfair labor practice charge or complaint pending before any applicable Governmental Entity relating to the Company or any employees of the Company; (ii) there is no labor strike, picketing, slowdown or work stoppage, concerted refusal to work overtime, lockout or other collective labor action pending or, to the Seller’s Knowledge, threatened against or affecting the Company, and within the last three (3) years, the Company has not experienced any labor strike, picketing, slowdown or work stoppage, concerted refusal to work overtime, lockout or other collective labor action by or with respect to any of its employees; (iii) there is no representation claim or petition pending before any applicable Governmental Entity, and to the Seller’s Knowledge no question concerning representation exists relating to the employees of the Company; and (iv) there are no charges with respect to or relating to any the Company pending before any applicable Governmental Entity responsible for the prevention of unlawful employment practices.

(b)               The Company has been in compliance in all material respects with all applicable Laws relating to employment of labor and termination of employment, including without limitation, all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, equal opportunity, retaliation, “whistleblower” rights, collective bargaining, the Fair Labor Standards Act, the WARN Act, occupational health and safety, unemployment and the collection and payment of withholding and/or social security Taxes. Each current service provider compensated as an independent contractor of the Company is and has been properly characterized as such based on the applicable standards under applicable Law, except to the extent such mischaracterization would not be material to the Company.

(c)               All officers, employees, directors, independent contractors, and other service providers of the Company are terminable at will by the Company upon not more than 30 days’ notice and without material cost or penalty to the Company. There is no officer, executive, key employee or group of key employees of the Company who has or have indicated in writing an intention to terminate his, her or their employment with the Company, and to the Seller’s Knowledge, no officer, executive, key employee or group of key employees has any plans to terminate his, her or their employment. The Company has not, within the past three years, effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company.

(d)               Within the last three years, there has not been, or to Seller’s Knowledge, threatened, any allegation of sexual harassment or sexual misconduct against (i) any current or former director, manager, or officer of the Company, or (ii) any current or former employee or independent contractor of the Company who, directly or indirectly, supervises or has managerial oversight over (or supervised or had managerial oversight over) any other current or former employees or independent contractors of the Company. Within the last six years, the Company has not entered into any settlement agreement related to allegations or threatened allegations of sexual harassment or sexual misconduct by any current or former director, manager, officer, employee, independent contractor, or other service provider of the Company.

Section 3.14              Insurance. Schedule 3.14(a) contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement, including, with respect to each policy: (a) the type of policy; (b) the name of the insurer, policyholder, and each covered insured; (c) the name and address of the agent; and (d) the policy number, premiums, deductibles, limits, and period of coverage thereunder, as well as a list of all pending claims and the claims history for the Company since December 31, 2016. Except as described on Schedule 3.14(b), neither the Company nor any Seller Party with respect to the Company’s business participates in any self-insurance or co-insurance programs. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and no notice of cancellation or termination has been received by the Company with respect to any such policy. The Company has not made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to the Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage and no insurer has threatened in writing to cancel any such policy.

Section 3.15               Tax Matters.

(a)               All income and other material Tax Returns required to be filed by, or with respect to, the Company have been timely filed. All income and other material Taxes owed by, or with respect to, the Company (whether or not shown on any Tax Return) have been timely paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Company has (A) withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and (B) materially complied with all filings required with respect thereto, including without limitation IRS Forms W-2 and 1099.

(b)               All Tax Returns filed by, or with respect to, the Company are true and correct in all material respects.

(c)               The Company is not currently the subject of a Tax audit or examination.

(d)               The Company has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

(e)               The Company has not received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(f)                No claim has been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(g)               There are no Liens for Taxes against any of the assets of the Company.

(h)               The Company has not been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(i)                 There is no dispute or claim concerning any Tax liability of any of the Company as to which any of the Seller Parties or the directors and officers (and employees responsible for Tax matters) of the Company or the Seller Parties has knowledge.

(j)                 Schedule 3.15(j) lists all jurisdictions in which federal, state, local, and foreign Tax Returns with respect to the Company have been audited or are currently the subject of audit. The Seller Parties have made available to the Buyer correct and complete copies of all federal income examination reports or statements of deficiencies assessed against or with respect to, the Company since December 31, 2011.

(k)               There are no powers of attorney currently outstanding with respect to any tax matter relating to the Company.

(l)                 The Company has no currently outstanding waiver of any statute of limitations in respect of Taxes.

(m)             The Company is not required to include any item in, or exclude any item of deduction from, taxable income or pay a tax for any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) any adjustment pursuant to Code §481(a) by reason of a change in accounting method (and the Company does not have an application pending with the IRS or any other tax authority requesting permission for any change in accounting method); (B) any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (C) any intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (D) any installment sale or open transaction disposition made on or prior to the Closing Date; (E) any prepaid amount received on or prior to the Closing Date; (F) an election under Code §108(i) (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) made or existing on or prior to the Closing Date; (G) the use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (H) Code §951, §951A or §965 (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.

(n)               The Company (i) has not been a member of an Affiliated Group filing a consolidated, combined, or unitary Tax Return (other than an Affiliated Group the common parent of which was Exela) and (ii) does not have any liability for the Taxes of any person (other than for any member of an Affiliated Group of which the common parent is Exela) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, or by contract except any commercial Contracts, credit agreement, or other agreement the principal purpose of which is not related to Taxes.

(o)            Schedule 3.15(p) sets forth the amount of any net operating loss.

(p)           The unpaid Taxes of the Company (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the most recent balance sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of the Company’s business consistent with past custom and practice.

(q)           The Company has no permanent establishment or office or fixed place of business outside the United States.

(r)            The Company has not (i) participated in a Tax shelter or listed transaction within the meaning of Treasury Regulations §1.6011-4(c) or (ii) been a party to any “reportable transactions,” as defined in Code §6707A(c)(1) and Treasury Regulations §1.6011-4(b), or (iii) been subject to any penalty under Code §6707A.

(s)           The Company has collected and timely remitted to the proper taxing authority all applicable state and local sales, use and similar Taxes as required by Law, and has reported in a timely manner to the proper taxing authority all such Taxes.

(t)            All positions taken by or with respect to the Company that, to the knowledge of the Company, could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662, have been disclosed on the relevant federal income Tax Returns of the Company, or the Exela Parties.

(u)           In advance of the Closing Date, the Reorganization was completed such that (i) the Company Predecessor converted into a Texas limited liability company, (ii) at the time of the conversion, the Company was wholly owned by Seller, and (iii) as a result of the conversion, the Company was properly treated as a disregarded entity for U.S. federal income Tax purposes.

(v)           Immediately prior to the Closing, after the Reorganization, the Company is properly treated as a disregarded entity for federal (and, to the extent permitted by applicable Law, state) income Tax purposes. The Company has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for income Tax purposes, effective on or after the Reorganization.

Section 3.16           Brokers. No broker, finder, financial advisor or investment banker, other than Raymond James (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.17          Real and Personal Property.

(a)           Real Property.

(i)               The Company does not own any real property.

(ii)              Schedule 3.17(a)(ii) sets forth a list of each Real Property Lease to which the Company is party in effect as of the date hereof (the real property leased by the Company pursuant to the Material Real Property Leases is hereinafter referred to as the “Leased Real Property”). The Company has made available to Buyer complete and correct copies of each Real Property Lease.

(iii)            Each Real Property Lease is valid and binding on the Company, enforceable in accordance with its terms (assuming the due authorization and execution of such Real Property Lease by the other party(ies) thereto, and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(iv)             Neither the Company, nor, to the Seller’s Knowledge, any third party to a Real Property Lease is in default or breach in any material respect under any Real Property Lease.

(v)             The Company has not entered into any sublease granting to any Person other than the Company the right to use or occupy any material portion of the Leased Real Property.

(vi)             The Company has not granted to any other Person any option or right of first refusal to purchase or acquire any material portion of the Leased Real Property.

(vii)            To Seller’s Knowledge, all of such Leased Real Property is in good operating condition and repair, and is adequate for its use in the conduct of the Company’s business, in each case except for ordinary wear and tear.

(viii)           The Company has all utilities and similar services with respect to the Leased Real Property as is necessary for the conduct of the Company’s business.

(ix)             There are no Contracts, covenants, conditions, restrictions, or easements, applicable to such Leased Real Property other than the Company Real Property Lease, that impose any material restriction on the ability of the Company to use and operate such Leased Real Property and all improvements thereon in the conduct of the Company’s business.

(x)              There are no oral Contracts, offsets, forbearance programs, management Contracts, leasing brokerage or finders’ Contracts in effect, or broker or finder fees or commissions outstanding or that may become payable by the Company, in each case with respect to such Leased Real Property.

(xi)             No security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default thereunder.

(b)           Personal Property. The Company (i) has good and marketable title, free and clear of all Liens (other than Permitted Liens) to all material tangible assets (including machinery, equipment and other personal property) that are used in the conduct of the Company’s business that the Company owns or claims to own, and has a valid leasehold interest in or license to use all other such tangible assets, (ii) such title, leasehold interest or license is not shared by the Company with any other Person, and (iii) such assets constitute all the tangible assets necessary for the Company’s conduct of its business as currently conducted. All material tangible assets owned by or leased to the Company are in good operating condition and repair, are free from defect (patent or latent), and are adequate for their use in the conduct of the Company’s business, in each case except for (A) damage and defects that are not in the aggregate material, and (B) ordinary wear and tear. All tangible assets material to the conduct of the Company’s business are under the possession and control of the Company, except for such assets as are in-transit or out for routine maintenance or repair.

Section 3.18          Transactions with Affiliates. Schedule 3.18 sets forth all contracts or arrangements between the Company, on the one hand, and Affiliates of the Company or the Seller Parties (other than any employee of the Company who is not an officer of the Company), on the other hand. Except as disclosed on Schedule 3.18 and to Seller’s Knowledge, none of the Company, any Seller Party or any of their respective Affiliates, directors, officers or employees: (i) possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any Person (other than the Company), which is a material client, supplier, customer, lessor, lessee or competitor of the Company or (ii) owns any property right, tangible or intangible, which is used by the Company in the conduct of its business. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a financial interest for purposes of this Section 3.18.

Section 3.19          Accounts Receivable. The outstanding accounts receivable set forth on the Latest Balance Sheet (excluding any such accounts receivable received, cancelled, waived, released, or written off as uncollectible since the date of the Latest Balance Sheet and in each case disclosed, if so required) (a) represent valid obligations arising from bona fide sales actually made, or services actually performed, in the ordinary course of the Company’s business on an arm’s-length basis (which obligations, to Seller’s Knowledge, are valid and enforceable against the account debtor), and (b) are not subject to any reductions, rebates, claims, defenses, or offsets, in each case within the foregoing clause (b) to Seller’s Knowledge and subject to any reserve for bad debts identified on the Latest Balance Sheet. For the avoidance of doubt, this representation and warranty is not a guarantee of collectability of any accounts receivable.

Section 3.20           Material Relationships.

(a)            Channel Relationships. Schedule 3.20(a) sets forth all relationships with whom the Company has referral arrangements (whether by Contract or otherwise) each of which has generated total contract value in favor of the Company of at least $100,000 per year over the last two (2) fiscal years (each, a “Material Channel Relationship”) as well as the total contract values in respect of such Material Channel Relationship for each of the last two (2) fiscal years. The Seller Parties have not received any written notice (or to Seller’s Knowledge, any oral communication to the Company) that any of the Material Channel Relationships has ceased, or intends to cease, its referral relationship with the Company or materially reduce such relationship with the Company.

(b)           Material Vendors. Schedule 3.20(b) sets for (i) each supplier or vendor to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $20,000 per year for each of the two (2) most recent fiscal years (each, a “Material Vendor”); and (ii) the amount of purchases from each Material Vendor during such periods. The Seller Parties have not received any written notice (or to Seller’s Knowledge, any oral communication to the Company) that any of the Material Vendors has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.21          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE COMPANY IN THIS ARTICLE 3 OR ARTICLE 4, IN ANY ANCILLARY DOCUMENT AND ANY OTHER CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT TO THIS AGREEMENT, THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR BUSINESSES OR ASSETS OF THE COMPANY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER IS RELYING UPON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS AGREEMENT, ANY ANCILLARY DOCUMENT AND ANY OTHER CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE COMPANY PURSUANT HERETO.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER PARTIES

The Seller Parties hereby jointly and severally represent and warrant to Buyer as follows:

Section 4.1            Authority. Each Seller Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which such Seller Party is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and/or limited liability company action, as applicable, on the part of such Seller Party. This Agreement and the Ancillary Documents to which a Seller Party is a party have been duly executed and delivered by such Seller Party and constitute a valid, legal and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 4.2           Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Seller Parties of this Agreement or the Ancillary Documents to which any Seller Party is a party or the consummation by a Seller Party of the transactions contemplated hereby. Neither the execution, delivery and performance by a Seller Party of this Agreement or the Ancillary Documents to which such Seller Party is a party nor the consummation by a Seller Party of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of such Seller Party’s Governing Documents, (b) except as set forth on Schedule 4.2, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement to which such Seller Party is a party or (c) violate any Law, writ, injunction or decree of any Governmental Entity having jurisdiction over such Seller Party.

Section 4.3           Title to the Interests. Seller owns of record and beneficially all of the Interests, and Seller has good and marketable title to the Interests, free and clear of all Liens.

Section 4.4          Litigation. There is no Action or investigation pending or, to Seller’s Knowledge, threatened in writing against before any Governmental Entity (a) against Exela which would otherwise prevent or materially delay the Closing or otherwise prevent Exela from complying with the terms and provisions of this Agreement, or (b) against Seller, whether having an adverse effect on Seller’s ownership of the Interests or otherwise. Neither Seller Party subject to any outstanding order, writ, injunction or decree that could adversely affect Seller’s ownership of the Interests or otherwise prevent or materially delay the Closing.

Section 4.5            Brokers. No broker, finder, financial advisor or investment banker, other than Raymond James (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.6           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH BY THE SELLER PARTIES IN THIS ARTICLE 4, IN ANY ANCILLARY DOCUMENT AND ANY OTHER CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT, THE SELLER PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE INTERESTS OR BUSINESSES OR ASSETS OF THE COMPANY, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER IS RELYING UPON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES SET FORTH IN THIS AGREEMENT, ANY ANCILLARY DOCUMENT AND ANY OTHER CERTIFICATE OR OTHER INSTRUMENT DELIVERED BY THE SELLER PARTIES PURSUANT HERETO.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties as follows:

Section 5.1           Organization. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2             Authority. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby have been authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly authorized, executed and delivered by the Seller Parties), enforceable against Buyer in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 5.3           Consents and Approvals; No Violations. Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and the Seller Parties’ representations and warranties contained in Section 4.2, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is a party or the consummation by Buyer of the transactions contemplated hereby, except for those set forth on Schedule 5.3. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) except as set forth on Schedule 5.3, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination or cancellation) under any contract agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, or (c) violate any Law, writ, injunction or decree of any Governmental Entity applicable to Buyer or any of Buyer’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.4           Brokers. No broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 5.5            Sufficiency of Funds. Buyer has, on the date hereof, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein and to pay all associated fees, costs and expenses incurred by it in connection therewith, and will have all such capability and sufficient cash on hand as of the Closing.

Section 5.6             Investment Representation. Buyer is acquiring the Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Interests. Buyer acknowledges that the Interests have not been registered under the Securities Act or any state or foreign securities laws and that the Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Interests are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 5.7             Solvency. Upon consummation of the transaction contemplated hereby, and assuming in each case that each of the representations and warranties of the Seller Parties made in this Agreement and the Ancillary Documents are true and correct in all material respects as of the Closing Date, as of immediately following the Closing, Buyer and the Company, taken as a whole, will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.

Section 5.8             Investigation; No Other Representations.

(a)           Buyer has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company.

(b)           In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and the Seller Parties expressly contained in Article 3 and Article 4, respectively, and Buyer acknowledges that, other than as set forth in this Agreement, the other Ancillary Documents and in the certificates or other instruments delivered pursuant hereto, none of the Seller Parties, the Company or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, and except for the representations and warranties made in this Agreement, the other Ancillary Documents and in the certificates or other instruments delivered pursuant hereto, none of the Seller Parties, the Company or any of their respective directors, officers, employees, Affiliates, stockholders, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials (other than as set forth in this Agreement) relating to the business, assets or liabilities of the Company made available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby; provided, however, that in no manner shall the acknowledgments of Buyer in this Section 5.8 constitute a waiver of any Fraud.

ARTICLE 6

COVENANTS

Section 6.1             Tax Matters.

(a)            The Seller Parties shall prepare and file (or cause to be prepared and filed) (i) all Tax Returns with the appropriate federal, state, local and foreign taxing authorities relating to the Company for tax periods ending on or before the Closing Date that are not yet due as of the Closing Date and all (ii) Tax Returns with respect to an Affiliated Group that includes the Company and any Exela Party or the Company and an Affiliate of an Exela Party (such Tax Returns described in clause (ii), the “Seller Affiliated Group Returns”). Such Tax Returns shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by an intervening change in applicable Law. Seller Parties shall cause a copy of any Tax Return that is required to be filed by it hereunder other than any Seller Affiliated Group Return, together with all relevant work papers, and other information to the extent such return, work papers and other information relate solely to the Company, to be made available to the Buyer for review and approval to the extent practicable no later than twenty (20) business days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be unreasonably withheld, conditioned or delayed. Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company (other than those filed on consolidated, combined or unitary basis with an Exela Party) relating to tax periods that commence before the Closing Date and end after the Closing Date (“Straddle Periods”). Buyer shall cause a copy of any Straddle Period Tax Return that is required to be filed by it hereunder, together with all relevant work papers, and other information to the extent such return, work papers and other information relate solely to the Company, to be made available to the Seller Parties for review and approval, to the extent practicable, no later than twenty (20) business days prior to the due date for the filing of such Tax Return (taking into account proper extensions), such approval not to be unreasonably withheld, conditioned or delayed.

(b)           Except as otherwise provided herein or required by applicable laws, with respect to any Pre Closing Tax Period, Buyer shall not (i) make or change any Tax elections, (ii) file (or cause or permit the Company to file) any amended Tax Return relating to a Pre Closing Tax Period, or (iii) take any action on the Closing Date other than in the ordinary course of business consistent with past practice of such Company that could give rise to any Tax liability or reduce any Tax asset of the Seller Parties, or give rise to, or incrementally increase, any indemnification obligation of the Sellers, in each case, without Seller’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

(c)            Except as otherwise provided herein or required by applicable Laws, to the extent that any of the following actions could result in an increased Tax cost to the Buyer or its Affiliates (including the Company) in a post-Closing Tax period, the Seller Parties shall not and shall not cause the Company to, (i) file, amend, re-file or otherwise modify any Tax Return, (ii) make or change a Tax election or take any other similar action, in the case of each of (i) and (ii), relating to the Company (but with respect to the period that the Company is a disregarded entity, relating to the Company or the Company and its sole owner), with respect to any Pre Closing Tax Period, without the prior written permission of Buyer, not to be unreasonably withheld, conditioned or delayed. After Closing, none of the Seller Parties or their Affiliates (including the Exela Parties) shall make or cause to be made any election or take any action that would cause the Company to be treated for U.S, federal income tax purposes (and, to the extent permitted by applicable Law, state income Tax purposes) upon or after the Reorganization as a partnership or corporation, rather than a disregarded entity.

(d)           Buyer and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other proceeding with respect to Taxes for a Pre Closing Tax Period. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such proceeding. Buyer, the Seller Parties and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company for Pre Closing Tax Periods until 90 days after the expiration of the statute of limitations for the tax period to which such books and records relate. Buyer and the Seller Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any taxing authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

(e)            For purposes of this Agreement, the amount of Taxes of the Company attributable to a Straddle Period shall be allocated between the Pre Closing Tax Period and the taxable period beginning after the Closing Date based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period; provided, however, real property, personal property and similar Taxes (which are not based on income, profits or sales) shall be allocated by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

(f)             The Seller Parties agree to indemnify, defend and hold harmless Buyer, its Affiliates (including the Company) and the successors to the foregoing (and their respective equityholders, officers, directors, employees and agents) against all Losses resulting from or relating to: (a) all Taxes of the Exela Parties, (b) all Taxes imposed on the Company or asserted against the properties, income or operations of the Company for any Pre Closing Tax Period, (c) any penalties for late filing or failure to file any Tax Returns due on or before the Closing Date relating to the Company, (d) any transfer Taxes for which the Seller Parties are responsible pursuant to Section 6.1(h) hereof, and (e) Taxes in connection with the Reorganization, in each case, except to the extent any such Taxes were included in the determination of Indebtedness pursuant to clause (vii) of the definition thereof (and for the avoidance of doubt, have therefore already reduced the Purchase Price).

(g)            The Seller Parties and Buyer shall notify the other party in writing within thirty (30) calendar days of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding (a “Tax Contest”) that could reasonably be expected to result in an indemnification obligation under this Section 6.1 of such other party pursuant to this Section 6.1(e). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest, but only to the extent, if any, that such failure or delay materially prejudiced the indemnifying party’s ability to defend against, settle, or satisfy any Action against it, or any damage, loss, claim or demand for which the indemnified party is entitled to indemnification hereunder. To the extent a Tax Contest relates to Taxes with respect to any Pre Closing Tax Period for which the Seller Parties may have an indemnification obligation hereunder, the Seller Parties may, at their expense, control the defense and settlement of such Tax Contest provided that, except with respect to any Tax Contest that relates to an Affiliated Group that includes the Company and any Seller Party or the Company and an Affiliate of a Seller Party (for which Seller or any Affiliate of Seller will retain control of such Tax Contest unconditionally), (i) the Seller Parties shall acknowledge their indemnification obligation with respect to such Tax, (ii) the Seller Parties shall not agree to any settlement concerning Taxes for a Pre Closing Tax Period without the prior written consent of Buyer, not to be unreasonably delayed, withheld, or conditioned, (iii) Buyer is kept fully informed of any material developments and (iv) Buyer shall have the right to observe the conduct of, and participate in, any such Tax Contest at its own expense, including through its own counsel and other professional experts. If the Seller Parties do not assume the defense of any such proceeding or fails to acknowledge its liability the Buyer may defend the matter in a manner that it considers appropriate, including settling such contest. Notwithstanding, the foregoing, if such Tax Contest relates to any post-Closing period or the Straddle Period, Buyer shall control the defense and settlement of such Tax Contest (except with respect to any Tax Contest that relates to an Affiliated Group that includes the Company and any Seller Party or the Company and an Affiliate of a Seller Party); provided, however, that if such contests could be reasonably expected to give rise to any indemnification obligation for any Seller Party (whether pursuant to Section 6.1 or Article 7), then (1) the Buyer shall not agree to any settlement concerning Taxes for a Pre Closing Tax Period or Straddle Period without the prior written consent of Seller, not to be unreasonably delayed, withheld, or conditioned, (2) Seller shall be kept fully informed of any material developments and (3) Seller shall have the right to observe the conduct of, and participate in, any such Tax Contest at its own expense, including through its own counsel and other professional experts. To the extent there is any conflict between provisions of Section 6.1 and provisions of other Sections of the Agreement with respect to issues or claims relating to Taxes, the provisions of this Section 6.1 shall control.

(h)           All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with consummation of the purchase of the Interests as contemplated by this Agreement, together with any costs and expenses relating to the preparation and filing of any related Tax Returns, shall be borne 50% by Buyer and 50% by Seller Parties and timely paid by the Party required by law to pay such Transfer Taxes, and the Company shall prepare and timely file, or cause to be timely filed, all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(i)             In the event that a dispute arises between the Seller Parties and Buyer as to the amount of Taxes or indemnification or any matter relating to Taxes attributable to the Company, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) calendar days thereafter, the parties shall submit the dispute to an independent accounting firm mutually chosen by Buyer and Seller for resolution, which resolution shall be final, conclusive and binding on the parties. Notwithstanding anything in the Agreement to the contrary, the fees and expenses of the independent accounting firm in resolving this dispute shall be borne equally by Seller and Buyer.

(j)             This Section 6.1 shall survive until thirty (30) days after the expiration of the statute of limitations (as extended) with respect to the applicable Tax.

(k)            For the avoidance of doubt, the Parties intend that the purchase and sale of the Interests shall be treated as a purchase and sale of the assets of the Company for U.S. federal, state and local income tax purposes. The Parties shall allocate the Final Purchase Price, as the same may be adjusted as expressly provided for herein, plus the relevant assumed liabilities, among the assets of the Company and the covenants in this Section 6.1 hereof in accordance with Section 1060 of the Code (and any similar provision of state, local, or foreign Tax Law, as appropriate). Buyer shall prepare and deliver to Seller Parties a written statement setting forth in reasonable detail Buyer’s proposed tax allocations (the “Proposed Tax Allocations”). The rights and obligations of the Parties with respect to the Buyer’s Proposed Tax Allocations, the Seller’s right to dispute the Buyer’s Proposed Tax Allocations, and the procedure for the resolution of any such dispute shall be governed in the same manner as provided in Section 2.4(b), and the other provisions of Section 2.4(b) shall apply in connection therewith, mutatis mutandis. The Proposed Tax Allocations, as finally determined in accordance with this Section 6.1(k), shall be referred to herein as the “Final Tax Allocations.” The Final Tax Allocations shall be binding on the Parties for all Federal, state, local, and foreign income Tax purposes, and the Parties shall report for all Federal and state income Tax purposes in a manner consistent with the Final Tax Allocations, in each case except to the extent otherwise required by applicable Law, and subject to any subsequent adjustments to the Final Purchase Price, as the same may be expressly provided for herein.

Section 6.2             Public Announcements. At Closing, the Company shall issue a press release in a form acceptable to Buyer. No other press release or public announcement related to this Agreement or the transactions contemplated herein, shall be issued or made by any party hereto without the joint approval of Buyer, on one hand, and the Company and Seller, on the other, unless required by law (in the reasonable opinion of counsel) in which case Buyer, the Company or Seller, as applicable, shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit Buyer, the Company or Seller from making any announcement to its employees, equityholders, customers and other business relations to the extent Buyer, the Company or Seller, as applicable, reasonably determines in good faith that such announcement is necessary or advisable; provided further that each of Buyer, the Company, Seller and their respective Affiliates may provide general information about the subject matter of this Agreement in connection with their respective fund raising, marketing, informational or reporting activities.

Section 6.3             Indemnification; Directors’ and Officers’ Insurance.

(a)            Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company (the “Company Indemnified Persons”), as provided in the Company’s Governing Documents with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect for a period of six (6) years after the Closing Date and that the Company on its own behalf, will perform and discharge its obligations to provide such indemnity and exculpation. The Company shall comply with, and provide the company Indemnified Persons with all rights and protections provided in, the Company’s Governing Documents, notwithstanding any subsequent modification, amendment or termination of any such Governing Documents, and Buyer shall cause the Company to comply with the provisions of this sentence.

(b)            At the Closing, Seller shall cause the Company to, and the Company shall, purchase a six (6)-year “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing (the “D&O Tail Policy”). Premiums for the D&O Tail Policy shall be paid by the Company (but, for the avoidance of doubt, shall not constitute a Seller Expense and shall not reduce Cash and Cash Equivalents).

(c)            The directors, officers, employees and agents of the Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.3 are intended to be third party beneficiaries of this Section 6.3. This Section 6.3 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

Section 6.4            Documents and Information. After the Closing Date, the Seller Parties, Buyer and the Company shall, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company that is in such party’s possession for all Pre Closing Tax Periods in existence on the Closing Date and make the same available for inspection and copying by Seller (at Seller’s expense) or Buyer (at Buyer’s expense), as applicable, during normal business hours, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Buyer, the Seller Parties or the Company, without first advising Seller or Buyer, as applicable, in writing and giving Seller or Buyer, as applicable, a reasonable opportunity to obtain possession thereof.

Section 6.5             Employee Benefit Matters.

(a)            Terms and Conditions of Employment. For the period beginning on the Closing Date and ending on six (6) month anniversary of the Closing Date, Buyer shall use commercially reasonable efforts to provide, or cause an Affiliate to provide, to each employee of the Company who continues employment with the Buyer or any of its Affiliates (each, a “Continuing Employee”) with (i) base salary and base wages that are no less than the base salary or base wages provided by the Company to such Continuing Employee immediately prior to the Closing Date; (ii) bonus opportunities and commission opportunities that, in the aggregate, are no less than those in effect for such Continuing Employee immediately prior to the Closing Date and (iii) employee benefits (excluding equity and equity-based compensation, retiree welfare and transaction-based benefits, and benefits under any “pension plan” as defined under Section 3(2) of ERISA (excluding any 401(k) plans)), that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Closing Date.

(b)            Credit for Service. On and after the Closing Date, Buyer shall provide, or cause to be provided, to each Continuing Employee under each employee benefit plan maintained or contributed to by Buyer or any Affiliate of Buyer (excluding equity and equity-based compensation, retiree welfare and transaction-based benefits, and benefits under any “pension plan” as defined under Section 3(2) of ERISA (excluding any 401(k) plans)) (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (including any welfare plan, tax-qualified defined contribution plan, severance plan and vacation program but not for purposes of determining benefit accruals under any equity and equity-based compensation, retiree welfare or transaction-based benefit plan, or any defined benefit pension plan) for full and partial years of service with Seller or its Affiliates (and any of their predecessors) performed at any time prior to the Closing Date to the extent such service was taken into account under the analogous Employee Benefit Plan immediately prior to the Closing Date; provided, however, that no such prior service shall be taken into account to the extent it would result in the duplication of benefits.

(c)            Preexisting Conditions, Exclusions and Waiting Periods; Deductibles. Buyer or an Affiliate of Buyer shall: (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods or required physical examinations with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Buyer Benefit Plans, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the Closing Date; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee and his or her respective dependents prior to the Closing Date and in the same plan year as that in which the Closing Date occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under the analogous Buyer Benefit Plan for its plan year in which the Closing Date occurs; provided, in each case, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(d)           COBRA. Notwithstanding any contrary provision of this Agreement, Buyer shall be, or shall cause its Affiliates to be, responsible and liable for providing, or continuing to provide, health care continuation coverage as required under COBRA with respect to any Continuing Employee who experiences a COBRA “qualifying event” on or after the Closing Date.

(e)           Tax-Qualified Plans. Buyer shall maintain or establish, or cause an Affiliate to maintain or establish, a tax-qualified defined contribution plan (“Buyer’s DC Plan”) in which the Continuing Employees shall be eligible to participate as of the Closing Date. Buyer shall cause any Continuing Employee entitled to an “eligible rollover distribution” (as defined in Section 402(c)(4) of the Code) from a tax-qualified plan maintained by Seller or any of its Affiliates to elect to transfer such “eligible rollover distribution” (to the extent consisting of cash or notes relating to plan participant loans) in a direct rollover to Buyer’s DC Plan. In the case of any portion of any such rollover amount that consists of a promissory note relating to a plan participant loan, Seller and Buyer shall cooperate with each other and use commercially reasonable efforts to enable such direct rollovers to occur before such loans default.

(f)             Welfare Plans. As of the Closing Date, each Continuing Employee shall cease participation in the health and welfare benefit plans of Seller and its Affiliates and as of and following the Closing Date each Continuing Employee shall commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates. As of the Closing Date, Buyer shall be responsible for providing benefits in respect of claims incurred by the Continuing Employees (and their beneficiaries and dependents) (i) on and following the Closing Date with respect to short term disability, long term disability, life and accidental death and dismemberment benefits and (ii) on and following the Closing Date with respect to medical, dental vision, prescription and health-related benefits. As of the Closing Date, Seller and its Affiliates shall be responsible for providing benefits in respect of claims incurred by any current or former employee of the Company (and their beneficiaries and dependents) prior to the Closing Date with respect to short term disability, long term disability, life and accidental death and dismemberment, medical, dental, vision, prescription and health-related benefits. For purposes of this Section 6.5(f), the following claims shall be deemed to be incurred as follows: (i) with respect to short term disability, long term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits and (ii) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies.

(g)            Workers Compensation. From and after the Closing Date, all claims for workers’ compensation benefits for Continuing Employees that are incurred on or following the Closing Date shall be covered under the workers’ compensation plans of Buyer and its Affiliates.

(h)            Construction; Interpretation. Nothing contained in this Section 6.5, express or implied, (i) is intended to confer upon any employee of Seller or any of its Affiliates any right to continued employment for any period or continued receipt of any specific employee benefit, (ii) shall constitute an amendment to or any other modification of any Buyer Benefit Plan or Employee Benefit Plan, (iii) shall limit Buyer’s or any of its Affiliate’s ability (at Buyer’s or its Affiliate’s sole expense and liability) to terminate the employment of any Continuing Employee at any time and for any reason, (iv) shall constitute a promise or commitment to any employee under any Employee Benefit Plan or Buyer Benefit Plan, (v) shall be deemed to require the establishment of any Employee Benefit Plan or Buyer Benefit Plan, or (vi) shall constitute a limitation on the authority of the Buyer to amend or terminate any Employee Benefit Plan or Buyer Benefit Plan. Further, this Section 6.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.5, express or implied, is intended to confer upon any other Person (or any beneficiaries or dependents of any such Person) any rights or remedies of any nature whatsoever as third-party beneficiaries under this Agreement.

Section 6.6            Covenant Not to Compete; Non-Solicitation.

(a)               Each Seller Party acknowledges and agrees that: (1) the agreements and covenants contained in this Section 6.6 are (A) reasonable and valid in geographical and temporal scope and in all other respects, and (B) essential to protect the value of the Company and Buyer and (2) it has obtained knowledge, contacts, know-how and experience and there is a substantial probability that such knowledge, know-how, contacts and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company and of Buyer and its Affiliates. Each Seller Party also acknowledges that Buyer has agreed to the transactions contemplated by this Agreement in reliance upon the covenants made in this Section 6.6, and that Buyer would not have agreed to the transactions contemplated by this Agreement in the absence of the covenants made in this Section 6.6. Therefore, each Seller Party agrees that, during the Restricted Period, it shall not, and is shall cause its Subsidiaries not to:

(i)                 directly or indirectly participate or engage in any Competitive Activities within the Restricted Area, or serve as a partner, joint venturer, independent contractor or agent of Person that does the foregoing; provided, that no such Person shall be restricted from (x) acquiring, as an investment, securities representing not more than five percent (5%) of the voting securities of any corporation where such securities are listed on a recognized stock exchange or (y) acquiring any Person (and continuing the business of such Person following such acquisition) so long as (1) the revenues of such Person that derived from Competitive Activities are at the time of such acquisition (A) less than 10% of such Person’s total revenue and (B) less than $5,000,000 in annual revenue in the aggregate (each such acquisition, a “Competing Acquisition”), and (2) the revenues of such Person that are derived from Competitive Activities at all times during the Restricted Period are less than $5,000,000 in annual revenue in the aggregate, subject to a 15% increase in such limit on each twelve-month anniversary of the closing of such Competing Acquisition during the Restricted Period (e.g., $5,750,000 between the 12 and 24-month anniversaries, $6,612,500 between the 24-month and 36-month anniversaries, etc., in each case during the Restricted Period);

(ii)              encourage, solicit or induce, or attempt to encourage, solicit or induce, any customer, supplier, licensee or other Person that is currently engaged in a business relationship with the Company to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company; or

(iii)            directly or indirectly solicit, engage, hire or enter into any business relationship with (or attempt to do any of the foregoing) with any Person who is then, or was within the twelve (12) months prior thereto, an employee or independent contractor of the Company, or directly or indirectly encourage, solicit, or induce any such Person to terminate or otherwise modify such individual’s relationship with the Company or Buyer or any of their Affiliates; provided, however, that nothing in this Section 6.6(a)(iii) shall prevent any such Person from engaging in general advertising not specifically targeting such individuals.

(b)               If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 6.6 unenforceable, the other provisions of this Section 6.6 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c)               Without limiting the remedies available to Buyer, each Seller Party acknowledges that a breach of any of the covenants contained in this Section 6.6 will result in material irreparable injury to Buyer and its Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof and without posting bond, restraining the Seller from engaging in activities prohibited by this Section 6.6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.6. Notwithstanding any other provision to the contrary, the Restricted Period under Section 6.6(a) shall be tolled (and deemed automatically extended) during any period of violation by a Seller Party of any of the covenants in Section 6.6 hereof as determined by a court of competent jurisdiction and during any other period required for litigation during which Buyer seeks to enforce such covenants against a Seller Party if it is ultimately determined by a court of competent jurisdiction that such Seller Party was in breach of such covenants.

Section 6.7            Company Name; Domain Names.

(a)               From and after the Closing, neither the Buyer, the Company nor any of their respective Affiliates shall (x) conduct business under the “SourceHOV” or any confusingly similar name other than “SourceHOV Tax” (collectively, the “Name”) or (y) use any marketing or other materials reflecting the Name other than “SourceHOV Tax.” For the avoidance of doubt, (i) the Parties agree that all right, title and interest in and to the mark “SourceHOV Tax” shall be assigned to the Company as of the Effective Date, including any goodwill thereto and (ii) the Seller Parties and their respective Affiliates shall retain all rights in and to, and shall be entitled to continue using the “SourceHOV” name (other than in the form of “SourceHOV Tax”) following the Closing. Further, to the extent necessary, the Seller Parties grant the Company the irrevocable, perpetual, royalty-free, sub-licensable, assignable right to use the mark “SourceHOV” solely for use in conjunction with the word “Tax” (i.e., solely as “SourceHOV Tax”). The Seller Parties hereby agree to not use, in perpetuity, the term “SourceHOV Tax”. The Seller Parties, on behalf of themselves and their successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenant and agree that they will not sue (at law, in equity, before any Governmental Entity or otherwise) the Company, the Buyer or, their respective successors, licensees, or assigns for using the name “SourceHOV Tax”. The Seller Parties further agree that they shall promptly, upon the request and at the expense of Buyer, execute and deliver to the Company, its successors and assigns, such agreements as Buyer or the Company may reasonably request, including entering into a co-existence agreement, to permit the Company to (1) file for any trademark protection anywhere in the world for any mark consisting of “SourceHOV Tax”, (2) register any domain names consisting of the term “SourceHOV Tax”, or (3) defend any Claims resulting from the use of the mark “SourceHOV Tax”.

(b)               From and after Closing, the Seller Parties shall cause (i) for no less than one (1) year from the Effective Date, the domain names listed on Schedule 6.7(b) (the “Excluded Legacy Domain Names”) to be redirected to such domain name as Buyer or the Company specifies to the Seller Parties, and (ii) the Seller Parties shall not renew registrations for any such Excluded Legacy Domain Name and shall allow them to expire.

Section 6.8            Release. Effective as of the Closing, each Seller Party, on behalf of itself and each of its Affiliates (each such Person or Affiliate, a “Releasing Party”) hereby (a) agrees that the Company has or shall have no obligation or liability to such Releasing Party arising out of or relating to the period up to and including the Closing, (b) unconditionally and irrevocably releases, and covenants not to bring any Action against, the Company (and its former and current Subsidiaries, and its and their former and current representatives and the insurers of any of the foregoing Persons) from and with respect to any Actions, obligations, or liabilities, whether existing or hereafter discovered, arising in equity or at law, that arise out of or relate to the ownership, organization, management, or operation of the businesses of the Company, or the breach of any Contract entered into with such Releasing Party, occurring at any time up to and including the Closing, (c) represents and warrants that it has not assigned or otherwise assigned or transferred any of its rights with respect to any obligations and liabilities of the Company of the type described in the foregoing clause (a), or with respect to any Actions of the type described in the foregoing clause (b), and covenants and agrees that it shall not assign or otherwise assign or transfer (or attempt to assign or otherwise transfer) any of such rights, and (d) waives the benefits of, and any rights that it may have under, any Law regarding the release of unknown claims in any jurisdiction in connection with the matters covered in this Section 6.8; in each case within the foregoing clauses (a) through (d), subject to and excluding such Releasing Party’s rights expressly provided for under this Agreement and the Ancillary Documents.

Section 6.9            Confidentiality. Effective automatically upon the Closing, the Confidentiality Agreement and all obligations thereunder shall terminate and be of no further force or effect. From and for ten (10) years after the Closing, the Seller Parties shall not disclose any Confidential Information, except, with respect to disclosure, to the extent such disclosure is otherwise required of any such Person by order of any Governmental Entity or otherwise under applicable Law, in which case such Person shall, if practicable and not prohibited by Law, provide the Buyer with written notice promptly upon receipt of such order or otherwise upon becoming aware of such obligation under applicable Law (and in any event, in advance of making such disclosure), and shall cooperate with the Buyer’s reasonable requests to seek a waiver or protective order or such other reasonable requests regarding the timing, scope, and/or manner of such disclosure, in each case to the extent permitted by applicable Law. “Confidential Information” means all confidential and proprietary information relating to (a) the Company, the Buyer, any of their Affiliates, or the Company’s business, and/or (b) the discussions and negotiations preceding, and the terms of, this Agreement and each Ancillary Document, but excluding, in each case within the foregoing clauses (a) and (b), any information that is then generally available to the public other than as a result of a violation of this Section 6.9.

Section 6.10        Maintenance of Coverage. For the period beginning on the Closing Date and ending on the third (3rd) anniversary thereof, Exela shall, at its sole expense, maintain or cause to be maintained in effect (and shall renew, as applicable) that certain Professional Liability & Network Risk Insurance Policy issued by Lloyds Syndicate 2623/623 (Policy #: W29ACA190101) (the “E&O Policy”), the limits of which may be increased (but not decreased) from time to time, in order to continue to cover the Company with respect to periods prior to the Closing, and shall ensure that the Company is an Additional Named Insured under the E&O Policy. Exela shall cause all premiums for the E&O Policy to be timely paid. Upon Buyer’s or the Company’s request from and after the Closing, Exela shall reasonably cooperate with the Company to obtain a “tail policy” or “runoff policy” with respect to the Company’s operations prior to the Closing, the costs and premiums of which shall be paid solely by the Buyer or the Company (unless Buyer has notified Exela of a breach of its obligations under the first two sentences of this Section 6.10, and Exela has failed to cure such breach within thirty (30) days after receipt of such notice).

ARTICLE 7
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 7.1            Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in Article 3 and the Seller Parties in Article 4 and the Buyer contained in Article 5 shall survive the Closing until the first (1st) anniversary of the Closing Date (the “Release Date”); provided, however, that the representations and warranties of the Company in Section 3.2(a) and the Seller Parties in Section 4.3 shall survive the Closing indefinitely. Except as specifically provided herein, the covenants contained in Article 6 shall terminate on the Closing Date unless a specific covenant contained in Article 6 requires performance after the Closing Date, in which case such covenant shall survive for a period of thirty (30) days following the date on which the performance of such covenant is required to be completed. The agreements and covenants set forth in this Article 7 and Article 8 shall survive in accordance with the terms thereof.

Section 7.2            General Indemnification.

(a)               Subject to the other provisions of this Article 7, from and after the Closing, the Seller Parties shall jointly and severally indemnify, defend and hold Buyer and/or its respective officers, directors, employees, Affiliates and/or agents (each a “Buyer Indemnitee”) harmless from: (i) any Losses resulting from any breach of any representation or warranty made by the Company or the Seller Parties contained in Article 3 or Article 4, respectively; (ii) any Losses resulting from any breach by any of the Seller Parties of any of the covenants contained herein which are to be performed by any of the Seller Parties after the Closing; and (iii) any Losses with respect to any unfunded claim of any Company employee under any self-insured health insurance or medical Employee Benefit Plan of the Company or the Seller Parties with respect to any period prior to the Closing.

(b)               Subject to the other provisions of this Article 7, Buyer agrees to, and shall, after the Closing, cause the Company to, indemnify, defend and hold Seller Parties and their respective Affiliates, officers, directors, employees, and agents (each a “Seller Indemnitee”) harmless from any Losses resulting from: (i) any breach of any representation or warranty made by Buyer contained in Article 5; (ii) any breach by Buyer of any of its covenants or agreements contained herein; (iii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company after the Closing Date; and (iv) any Losses arising out of any act or omission occurring or failing to occur on the part of Buyer, the Company or any of their respective Affiliates, successors, assignees or transferees under the Company Real Property Lease on or after the Closing (provided, however, that notwithstanding the foregoing, neither Buyer nor the Company be liable for any Loss to the extent resulting from or relating to the gross negligence or willful misconduct of any Seller Party, any of its Affiliates, or any of their respective successors, assignees or transferees).

(c)               The obligations to indemnify and hold harmless pursuant to this Section 7.2 shall survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 7.1, except for claims for indemnification asserted specifically and in writing prior to the end of such applicable period (which claims shall survive until final resolution thereof).

Section 7.3            Third Party Claims.

(a)               If an Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly give a notice of claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Responsible Party”); provided that the failure to give such notice of claim shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually prejudiced thereby. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with the Responsible Party in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). Such assumption of the conduct and control of the settlement or defense shall not be deemed to be an admission or assumption of liability by the Responsible Party. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Responsible Party shall not be entitled to assume the defense of any Third Party Claim if the defense and conduct of the Third Party Claim is handled by the insurer pursuant to the R&W Insurance Policy. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Responsible Party. If the Responsible Party elects not to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided that in such event it shall waive any right to indemnity by the Responsible Party for all Losses related to such claim unless the Responsible Party shall have consented to such payment or settlement (which consent shall not be unreasonably delayed, withheld or conditioned). If the Responsible Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the prior written consent of the Responsible Party, which shall not be unreasonably delayed, withheld or conditioned. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(b)               All of the Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and the Company (or a duly authorized representative of such Party) shall (and shall cause the Company to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 7.4            Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 7.2 are subject to the following limitations:

(a)               the Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 7.2(a)(i) (other than Losses arising from (x) Fraud or (y) breach of any of the Fundamental Representations or the representations and warranties in Section 3.15) unless such Loss (including any series of related Losses) equals or exceeds $10,000;

(b)               the Seller Parties shall not be obligated to indemnify the Buyer Indemnitees for any Losses arising under Section 7.2(a)(i) (other than Losses arising from (x) Fraud or (y) breach of any of the Fundamental Representations or the representations and warranties in Section 3.15) until the Buyer Indemnitees shall have suffered such Losses in an aggregate amount equal to $220,000 (the “Basket Amount”), after which point the Seller Parties shall be obligated to indemnify each Buyer Indemnitee solely from and against the aggregate amount of such Losses in excess of the Basket Amount;

(c)               the maximum liability of the Seller Parties (inclusive of any amounts paid out from the Indemnity Escrow Amount) with respect to Losses indemnifiable pursuant to Section 7.2(a)(i) shall be the Indemnity Cap, other than in the case of (i) Fraud or (ii) any breach of any of the Fundamental Representations, in which case such maximum liability of the Seller Parties shall be the Purchase Price actually received by the Seller;

(d)               the maximum liability of the Seller Parties (inclusive of any amounts paid out from the Indemnity Escrow Amount) with respect to Losses indemnifiable pursuant to Section 7.2(a) shall be the Purchase Price;

(e)               the amount of any and all Losses shall be determined net of any amounts actually recovered by the Buyer Indemnitees under insurance policies (excluding the R&W Insurance Policy) or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses; and

(f)                the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 7.2(a) for any Loss to the extent that (i) such Loss was taken into account in the determination of the Final Purchase Price pursuant to Section 2.4(d), (ii) with respect to any such Losses that the Buyer Indemnitees pursue directly against Seller Parties, the Buyer Indemnitees have failed to first exhaust and use their commercially reasonable efforts to recover all such Losses from the Indemnity Escrow Amount or (iii) with respect to any such Losses that the Buyer Indemnitees pursue directly against Seller Parties in excess of the Indemnity Cap with respect to Losses arising out of Section 7.2(a)(i) which are covered by the R&W Insurance Policy, the Buyer Indemnitees have failed to use commercially reasonable efforts to recover all such Losses under the R&W Insurance Policy.

(g)               In any case where a Buyer Indemnitee recovers, under insurance policies (excluding the R&W Insurance Policy) or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 7.2(a), such Buyer Indemnitee shall promptly pay over to Seller the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Seller to or on behalf of such Buyer Indemnitee in respect of such matter and (ii) any amount expended by Seller in pursuing or defending any claim arising out of such matter.

(h)               For purposes of this Article 7, in determining whether there has been any inaccuracy or breach of any representation or warranty (other than any Fundamental Representation) set forth in this Agreement or in any document, certificate or other instrument delivered in connection herewith and the resulting determination of Losses arising therefrom, each reference to any materiality, Company Material Adverse Effect, or similar qualification contained in or otherwise applicable to any such representation or warranty shall be disregarded; provided, however, that this Section 7.4(h) shall not be applied solely with respect to determining whether there has been any inaccuracy or breach of any Unscraped Representation (but, for the avoidance of doubt, shall still be applied with respect to determination of Losses arising therefrom).

Section 7.5            Treatment of Indemnity Payments. All payments made on behalf of Seller out of the Indemnity Escrow Amount to or for the benefit of Buyer Indemnitees pursuant to this Article 7 shall be treated as adjustments to the Purchase Price for tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 7.6            Exclusive Remedy. Except in the case of Fraud or where a Party seeks to obtain specific performance pursuant to Section 6.6 or Section 8.13 or in connection with the R&W Insurance Policy, from and after the Closing the rights of the parties to indemnification pursuant to the provisions of this Article 7 shall be the sole and exclusive remedy for the parties hereto with respect to any matter in any way arising from or relating to (i) this Agreement or its subject matter or (ii) any other matter relating to the Seller Parties or the Company prior to the Closing, the operation of their respective businesses prior to the Closing, or any other transaction or state of facts involving Seller Parties or the Company prior to the Closing (including any common law or statutory rights or remedies for environmental, health, or safety matters), in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and that the Buyer Indemnitees shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, Section 7.2(a). Buyer acknowledges and agrees that, other than the specific instances referenced in the prior sentence, the Buyer Indemnitees may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties and covenants contained in this Agreement. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s and the Buyer Indemnitees’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 7.1 and Section 7.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

Section 7.7            Manner of Payment; Escrow Release.

(a)               Any amounts owing from Seller Parties pursuant to this Article 7 shall be made first by disbursement of a portion of the Indemnity Escrow Amount. To the extent amounts are owed by the Seller Parties where the Indemnity Escrow Amount has been exhausted or has been released, such amounts shall be due and payable by the Seller Parties no later than five (5) Business Days after such claim has been resolved in accordance with this Article 7.

(b)               Any portion of the Indemnity Escrow Amount remaining as of the Release Date (less the aggregate amount claimed by the Buyer Indemnitees pursuant to specific claims made against such funds in accordance with this Agreement and not fully resolved prior to such date) shall be released to Seller. At any time following the Release Date, to the extent the available portion of the Indemnity Escrow Amount exceeds the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to such Release Date and not fully resolved prior to the time of determination, such excess shall be promptly released to Seller.

(c)               Seller and the Company shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Amount provided for herein.

Section 7.8            Defense under R&W Insurance Policy. Notwithstanding anything to the contrary contained herein, to the extent required by the carrier of the R&W Insurance Policy in connection with any claim made by a Buyer Indemnitee thereunder, the conduct of the defense or prosecution of any third party claim will be assigned to counsel selected or approved by the carrier of the R&W Insurance Policy, or otherwise conducted in coordination with the carrier of the R&W Insurance Policy, in each case without prejudice to the rights of the parties hereunder, and Seller Parties and the Buyer Indemnitee will reasonably cooperate with the carrier of the R&W Insurance Policy and such counsel in the defense of the third party claim and otherwise comply with the requirements of the R&W Insurance Policy applicable to such party in connection therewith.

ARTICLE 8
MISCELLANEOUS

Section 8.1            Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including, without limitation, that certain letter of intent, dated January 22, 2020, by and among Gainline Capital Partners LP, the Company and Exela) and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), other than for collateral purposes, without the prior written consent of Buyer and Seller; provided, (i) Buyer may assign this Agreement to any Subsidiary of Buyer, to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, or to any purchaser of all or substantially all of Buyer’s operations or business; provided that no assignment to any such Subsidiary, lender or purchaser shall in any way affect Buyer’s obligations or liabilities under this Agreement; and (ii) after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void.

Section 8.2            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), e-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or to the Company:

c/o Gainline Capital Partners

700 Canal Street, 5th Floor

Stamford, CT 06902

Attention:       Allan Weinstein, Managing Partner

E-mail:           Allan@gainlinecapital.com

with a copy (which shall not constitute notice to Buyer) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attention:       Steven Cooperman

Facsimile:      (917) 522-3176

E-mail:           scooperman@morrisoncohen.com

To either Seller Party:

c/o Exela Technologies

300 First Stamford Place, Second Floor West

Stamford, CT 06902

Attention:        Erik Mengwall, Deputy General Counsel and Secretary

E-mail:            legalnotices@exelatech.com

with a copy (which shall not constitute notice to a Seller Party) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:	Maurice Lefkort, Esq. Sean Ewen, Esq.

Facsimile:            (212) 728-8111

E-mail:	mlefkort@willkie.com sewen@willkie.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.3            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 8.4            Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses, except as otherwise set forth in Section 2.3(b)(v).

Section 8.5            Construction; Interpretation. The term “this Agreement” means this Membership Interest Purchase Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) “$” and “dollar” shall refer to U.S. dollars, and (e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”.

Section 8.6            Exhibits and Schedules. All exhibits and schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a schedule is or is not material for purposes of this Agreement.

Section 8.7            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and except as provided in Section 6.3 and Article 7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 8.8            Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 8.9            Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.10        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Buyer agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such, for any obligation of Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent, advisor, counsel, or employee of Seller or any current or future member of Seller or any current or future director, officer, employee or member of Seller or of any Affiliate or assignee thereof, as such.

Section 8.11        Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, Seller and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.11 shall be void.

Section 8.12        WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.13        Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 8.2. Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 8.14        Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties hereto do not perform their respective obligations under the provisions of this Agreement (including failing take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that prior to the valid termination of this Agreement, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.15        Waiver of Conflicts. Recognizing that Willkie Farr & Gallagher LLP has acted as legal counsel to Seller, its Affiliates and the Company prior to the Closing, and that Willkie Farr & Gallagher LLP intends to act as legal counsel to Seller and its Affiliates (which will no longer include the Company) after the Closing, each of Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Willkie Farr & Gallagher LLP representing Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, the Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between Seller, its Affiliates or the Company and Willkie Farr & Gallagher LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Willkie Farr & Gallagher LLP relating to engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be a holder thereof, (b) to the extent that files of Willkie Farr & Gallagher LLP in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Company) shall hold such property rights and (c) Willkie Farr & Gallagher LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Willkie Farr & Gallagher LLP and the Company or otherwise.

Section 8.16        Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.17        Further Assurances Section 8.18. Upon Buyer’s or the Company’s request therefor, from and after the Closing, the Seller Parties agree that they will execute and deliver such other documents as may be reasonably necessary to evidence the release of Liens described in Section 2.3(a)(xii) in accordance with the terms of the Confirmation of Release referenced therein, as well as the Credit Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

SOURCEHOV TAX, LLC

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

SELLER PARTIES:

MERCO HOLDINGS, LLC

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary

BUYER:

GAINLINE SOURCE INTERMEDIATE HOLDINGS LLC

By:	/s/ Allan Weinstein
Name: Allan Weinstein
Title: President